                                      AGREEMENT

                                     BY AND AMONG

                            THE STOCKHOLDERS NAMED HEREIN,

                      THE GUITAR CENTER MANAGEMENT COMPANY, INC.

                                    AS THE COMPANY

                                         AND

                        CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                           WESTON PRESIDIO CAPITAL II, L.P.
                 WELLS FARGO SMALL BUSINESS INVESTMENT COMPANY, INC.

                                      AS BUYERS

                                 DATED:  MAY 1, 1996


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                                  TABLE OF CONTENTS

                                                                          PAGE

ARTICLE I     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .   1

    1.1       Defined Terms . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2       Interpretation. . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE II    THE RECAPITALIZATION. . . . . . . . . . . . . . . . . . . .  10

    2.1       Generally . . . . . . . . . . . . . . . . . . . . . . . . .  10
    2.2       Transactions. . . . . . . . . . . . . . . . . . . . . . . .  10
    2.3       Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.4       Certain Other Actions . . . . . . . . . . . . . . . . . . .  12
    2.5       Further Assurances. . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .  13

    3.1       The Closing . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.2       Documents to be Delivered . . . . . . . . . . . . . . . . .  13
    3.3       Cancellation of Redeemed Stock. . . . . . . . . . . . . . .  13

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO BUYER. . .  14

    4.1       Organization of the Company . . . . . . . . . . . . . . . .  14
    4.2       Authorization; Enforceability . . . . . . . . . . . . . . .  14
    4.3       Capitalization. . . . . . . . . . . . . . . . . . . . . . .  15
    4.4       Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .  15
    4.5       Absence of Certain Changes or Events. . . . . . . . . . . .  15
    4.6       Real Property . . . . . . . . . . . . . . . . . . . . . . .  17
              (a)  Owned Real Property. . . . . . . . . . . . . . . . . .  17
              (b)  Leased Real Property . . . . . . . . . . . . . . . . .  17
              (c)  Subleases. . . . . . . . . . . . . . . . . . . . . . .  17
    4.7       Title to Assets . . . . . . . . . . . . . . . . . . . . . .  17
    4.8       Contracts and Commitments . . . . . . . . . . . . . . . . .  17
    4.9       No Conflict or Violation. . . . . . . . . . . . . . . . . .  19
    4.10      Governmental Consents and Approvals . . . . . . . . . . . .  20
    4.11      Financial Statements. . . . . . . . . . . . . . . . . . . .  20
    4.12      Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  20
    4.13      Liabilities . . . . . . . . . . . . . . . . . . . . . . . .  20
    4.14      Compliance with Law . . . . . . . . . . . . . . . . . . . .  21
    4.15      No Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  21


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    4.16      Proprietary Rights. . . . . . . . . . . . . . . . . . . . .  21
    4.17      Employee Benefit Plans. . . . . . . . . . . . . . . . . . .  22
              (a)  Disclosure, Delivery of Copies of Relevant Documents
                   and Other Information. . . . . . . . . . . . . . . . .  22
    4.18      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  23
              (a)  Filing of Tax Returns. . . . . . . . . . . . . . . . .  24
              (b)  Payment of Taxes.. . . . . . . . . . . . . . . . . . .  24
              (c)  Audit History. . . . . . . . . . . . . . . . . . . . .  24
              (d)  S Corporation Status . . . . . . . . . . . . . . . . .  24
              (e)  Golden Parachutes. . . . . . . . . . . . . . . . . . .  24
              (f)  Elections. . . . . . . . . . . . . . . . . . . . . . .  24
    4.19      Severance Arrangements. . . . . . . . . . . . . . . . . . .  25
    4.20      Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.21      Compliance With Environmental Laws. . . . . . . . . . . . .  25
    4.22      Transactions with Affiliates. . . . . . . . . . . . . . . .  26
    4.23      Labor Matters . . . . . . . . . . . . . . . . . . . . . . .  26
    4.24      Licenses and Permits. . . . . . . . . . . . . . . . . . . .  27
    4.25      Banking Relationships; Powers of Attorney . . . . . . . . .  27
    4.26      Conflicts of Interest . . . . . . . . . . . . . . . . . . .  28
    4.27      Intentional Misinformation. . . . . . . . . . . . . . . . .  28

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYERS TO THE COMPANY . .  28

    5.1       Organization. . . . . . . . . . . . . . . . . . . . . . . .  28
    5.2       Authorization: Enforceability . . . . . . . . . . . . . . .  28
    5.3       No Conflict or Violation. . . . . . . . . . . . . . . . . .  29
    5.4       Governmental Consents and Approvals . . . . . . . . . . . .  29
    5.5       No Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  29
    5.6       Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  29
    5.7       Purchase Entirely for Own Account . . . . . . . . . . . . .  29
    5.8       Disclosure of Information . . . . . . . . . . . . . . . . .  30
    5.9       Investment Experience . . . . . . . . . . . . . . . . . . .  30
    5.10      Understanding of Risks. . . . . . . . . . . . . . . . . . .  30
    5.11      Accredited Investor . . . . . . . . . . . . . . . . . . . .  30
    5.12      Restricted Securities . . . . . . . . . . . . . . . . . . .  30
    5.13      Funds Available . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI    INTENTIONALLY LEFT BLANK. . . . . . . . . . . . . . . . . .  31

ARTICLE VII   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS TO THE
              COMPANY AND THE BUYERS. . . . . . . . . . . . . . . . . . .  31

    7.1       Capacity. . . . . . . . . . . . . . . . . . . . . . . . . .  31


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    7.2       Ownership of Securities . . . . . . . . . . . . . . . . . .  31
    7.3       Governmental Consents and Approvals . . . . . . . . . . . .  32
    7.4       No Conflict or Violation. . . . . . . . . . . . . . . . . .  32
    7.5       No Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  32
    7.6       Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  32
    7.7       Purchase Entirely for Own Account . . . . . . . . . . . . .  32
    7.8       Disclosure of Information . . . . . . . . . . . . . . . . .  33
    7.9       Investment Experience . . . . . . . . . . . . . . . . . . .  33
    7.10      Understanding of Risks. . . . . . . . . . . . . . . . . . .  33
    7.11      Restricted Securities . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII  ACTIONS BY STOCKHOLDERS, THE COMPANY AND BUYER. . . . . . .  33

    8.1       Maintenance of Business Prior to Closing. . . . . . . . . .  33
    8.2       Access to Properties and Records. . . . . . . . . . . . . .  35
    8.3       Consents, Etc.. . . . . . . . . . . . . . . . . . . . . . .  35
    8.4       Notification of Certain Matters . . . . . . . . . . . . . .  35
    8.5       Access by Stockholders to Information . . . . . . . . . . .  35
    8.6       Legend. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    8.7       Negotiation with Others . . . . . . . . . . . . . . . . . .  36
    8.8       Remedies. . . . . . . . . . . . . . . . . . . . . . . . . .  36
    8.9       Recapitalization Accounting . . . . . . . . . . . . . . . .  36
    8.10      Tax-Related Matters . . . . . . . . . . . . . . . . . . . .  37
    8.11      Termination of Affiliate Transactions . . . . . . . . . . .  37
    8.12      Non-Compete and Non-Solicitation. . . . . . . . . . . . . .  37
    8.13      Confidential Information. . . . . . . . . . . . . . . . . .  38
    8.14      Other Actions Prior to Closing. . . . . . . . . . . . . . .  39

ARTICLE IX    CONDITIONS TO THE CLOSING . . . . . . . . . . . . . . . . .  40

    9.1       Conditions to the Purchase. . . . . . . . . . . . . . . . .  40
              (a)  Conditions to the Company's Obligations. . . . . . . .  40
              (b)  Conditions to Buyer's Obligations. . . . . . . . . . .  41
    9.2       Conditions to the Redemption. . . . . . . . . . . . . . . .  44
              (a)  Conditions to the Company's Obligations. . . . . . . .  44
              (b)  Conditions to Stockholders' Obligations. . . . . . . .  45

ARTICLE X     INDEMNIFICATION AND RELATED MATTERS . . . . . . . . . . . .  46

    10.1      Survival of Representations, Etc. . . . . . . . . . . . . .  46
    10.2      Indemnification . . . . . . . . . . . . . . . . . . . . . .  46
              (a)  Indemnification Related to the Purchase. . . . . . . .  46
              (b)  Indemnification Related to the Redemption. . . . . . .  48


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    10.3      Procedures. . . . . . . . . . . . . . . . . . . . . . . . .  49
    10.4      Exclusive Rights and Remedies . . . . . . . . . . . . . . .  51
    10.5      No Contribution From Company. . . . . . . . . . . . . . . .  51
    10.6      Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE XI    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  52

    11.1      Termination . . . . . . . . . . . . . . . . . . . . . . . .  52
    11.2      Effect of Termination . . . . . . . . . . . . . . . . . . .  52
    11.3      Assignment. . . . . . . . . . . . . . . . . . . . . . . . .  53
    11.4      Notices, Transfer of Funds. . . . . . . . . . . . . . . . .  54
    11.5      Choice of Law . . . . . . . . . . . . . . . . . . . . . . .  55
    11.6      Entire Agreement, Amendments and Waivers. . . . . . . . . .  56
    11.7      Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  56
    11.8      Severability. . . . . . . . . . . . . . . . . . . . . . . .  56
    11.9      Headings. . . . . . . . . . . . . . . . . . . . . . . . . .  57
    11.10     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  57
    11.11     Publicity . . . . . . . . . . . . . . . . . . . . . . . . .  57
    11.12     Knowledge . . . . . . . . . . . . . . . . . . . . . . . . .  57
    11.13     Parties in Interest . . . . . . . . . . . . . . . . . . . .  58
    11.14     WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . .  58
    11.15     Independence of Covenants and Representations and
              Warranties. . . . . . . . . . . . . . . . . . . . . . . . .  58


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

                                      AGREEMENT

                 This Agreement (this "Agreement"), dated as of May 1, 1996, is by and among Chase Venture Capital Associates, L.P., Weston Presidio Capital II, L.P. and Wells Fargo Small Business Investment Company, Inc. (each as "Buyer" and collectively, the "Buyers"), The Guitar Center Management Company, Inc., a California corporation (the "Company"), and each of the stockholders and/or holders of options set forth on the signature pages hereof (collectively, "Stockholders").

                                       RECITALS

          A. Buyers desires to purchase from the Company certain shares of Common Stock, no par value (the "Common Stock") and Preferred Stock, and the Company desires to issue and sell such Purchased Stock to Buyers, subject to the terms and conditions set forth in this Agreement.

          B. Upon the consummation of the Purchase, the Company desires to redeem from a certain Stockholder shares of Common Stock in exchange for cash, and from other Stockholders the Company desires to settle outstanding options for a cash payment, and Stockholders desire redemption of the Redeemed Stock subject to the terms and the conditions set forth in this Agreement.

          C. The parties desire that the Purchase and Redemption be treated as a recapitalization for purposes of financial accounting.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                      AGREEMENT

                                      ARTICLE I

                                     DEFINITIONS

          1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "Affiliate" means, with respect to any Person, (i) a director, officer or stockholder of such Person or any Person identified in clause (iii) below,
(ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and
(iii) any other Person that, directly or


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indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

          "Ancillary Documents" means Amendment to the Company's Articles of Incorporation creating the Preferred Stock, the Restricted Stock Plan, the Shareholders' Agreement, Registration Rights Agreement, Employment Agreements, Stock Option Plan, Senior Management Stock Option Plan, and Cash Bonus Plan described on Exhibit B hereto.

          "Assets" shall mean all assets of the Company reflected on the Interim Balance Sheet plus (i) all additions thereto and replacements thereof after the Interim Balance Sheet Date less (ii) all deletions therefrom in the ordinary course of business consistent with past practices, all of which deletions have been set forth on Schedule 1.1.

          "Business" means the retail sale of guitars, keyboards, percussions, pro-audio equipment and related accessories.

          "Cancelled Securities" shall have the meaning ascribed to it in
Section 2.2.

          "Capital Expenditure Plan" shall have the meaning ascribed to it in
Section 4.5.

          "Cash-on-Hand" shall mean on the close of business on the business day immediately preceding the day of Closing (i) cash less the sum of all insurance, condemnation or other proceeds received by the Company subsequent to the date of the Interim Balance Sheet in connection with the casualty, loss, theft, damage or condemnation of any of the Company's Assets, (ii) the aggregate amount of all checks payable to the Company that are in the Company's possession, less the aggregate amount of all checks payable by the Company that are outstanding on the Closing Date, and (iii) whether held directly or through mutual funds or managed asset accounts: (A) securities of the United States Treasury, (B) securities issued or guaranteed by a United States government corporation or agency, (C) certificates of deposit with any banking institution which is insured by the Federal Deposit Insurance Corporation, and (D) obligations of states and of local political subdivisions, the interest on which is exempt from federal income taxation.

          "Closings" shall mean the Recapitalization Closing, Purchase Closing and Redemption Closing.

          "Closing Date" shall mean the close of business on June 10, 1996, or such other date as may be mutually agreed upon in writing by majority in interest of Stockholders, the Company and Buyer.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.


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          "Common Stock" shall have the meaning ascribed to it in the Recitals hereto.

          "Confidentiality Agreement" shall mean that certain confidentiality agreement, dated March 15, 1996, between Chase Capital Partners and Smith Barney Inc., as agent for Stockholders and the Company.

          "Contracts" shall have the meaning ascribed to it in Section 4.8.

          "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Debt Instruments" shall have the meaning ascribed to it in Section 9.1(b)(ix).

          "Disclosure Schedule" shall mean a schedule executed and delivered by the Company to Buyer on or prior to the date hereof that sets forth exceptions to certain representations and warranties contained in Article IV and certain other information called for by the provisions of this Agreement. Inclusion of information on such Disclosure Schedule shall not be construed as an admission that such information is material in respect of the Company except as and to the extent provided in this Agreement. Unless otherwise specified, each reference in the Agreement to any numbered schedule is a reference to that numbered schedule that is included in the Disclosure Schedule. Any disclosure made in any particular numbered schedule of the Disclosure Schedule shall be deemed made in any other numbered schedule of the Disclosure Schedule, if on the face of such disclosure it would be reasonably presumed to apply to both such numbered schedules.

          "Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other plan, program or arrangement involving direct and indirect compensation, under which the Company or any ERISA Affiliate of the Company has any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encumbrance, right of first refusal or other right of third parties.

          "Environmental Claims" shall mean all written notices of violations, Encumbrances, written claims, written demands, suits, or causes of action for any damage arising directly or indirectly out of Environmental Conditions or Environmental Laws.

          "Environmental Conditions" shall mean the state of the environment, including natural resources, soil, surface water, ground water, any present or potential

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drinking water supply, subsurface strata or ambient air, relating to or arising out of the direct use, handling, storage, treatment, recycling, generation, transportation or release of Hazardous Substances by the Company.

          "Environmental Laws" shall mean all Laws, all common law concerning, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. Sections 6901, ET SEQ. ("SWDA"), the Clean Air Act, as amended, 42 U.S.C. Sections 7401 ET SEQ., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 ET SEQ., the Emergency Planing and Community Right-to-Know Act, 42 U.S.C. Sections 11001 ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Sections 9601 ET SEQ. ("CERCLA"), the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C.
Section 1804 ET SEQ., the Occupational Safety and Health Act of 1970, and the regulations promulgated thereunder.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

          "Financial Statements" shall mean the audited financial statements of the Company at, and for the fiscal periods ended, December 31, 1995, 1994 and 1993, together with the notes thereto, and the related report of Ernst & Young, LLP, the Company's certified public accountants, previously delivered to Buyers.

          "Funded Indebtedness" means, without duplication the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, purchase money indebtedness, and capitalized lease obligations (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by the Company even though the Company has not in any manner become liable for the payment of such indebtedness; (iv) interest expense accrued but unpaid, all prepayment premiums, and all fees, expenses and other penalties payable on or relating to any of such indebtedness; and (v) other amounts payable pursuant to the Debt Instruments.

          "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          "Governmental Authority" shall mean any federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency or court.

          "Hazardous Substances" shall mean all petroleum products and by-products, pollutants, contaminants, chemicals, wastes and any other hazardous substances or materials (including, without limitation, asbestos-containing material in any form or condition and materials or equipment containing polychlorinated biphenyls) subject to regulation, control or remediation under Environmental Laws.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnification Claim" shall have the meaning ascribed to it in
Section 10.3(a).

          "Interim Balance Sheet" shall have the meaning ascribed to it in
Section 4.11.

          "Interim Balance Sheet Date" shall have the meaning ascribed to it in
Section 4.11.

          "Interim Financial Statements" shall have the meaning ascribed to it in Section 4.11.

          "IRS" shall mean the Internal Revenue Service.

          "Leased Real Property" shall have the meaning ascribed to it in
Section 4.6(b).

          "Liability" shall have the meaning ascribed to it in Section 4.13.

          "Losses" means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees), assessments, and Taxes arising from or in connection with any such matter that is the subject of indemnification under Article X. The parties acknowledge that in certain events a representation, warranty or covenant of the Company or a Stockholder may be breached hereunder that may not entail an actual "Loss" (as defined in the previous sentence) suffered by the Company. Accordingly, for purposes of the indemnification obligations of the Stockholders under Article X, "Losses" suffered, sustained or incurred by either any Buyer or the Company shall be deemed to include the amount that could be recovered by a hypothetical purchaser of all of the outstanding capital stock of the Company that had purchased such stock in reliance on such representations, warranties and covenants (which Losses would include a diminution in value of the Company from that which it otherwise would be if no such breach of a representation, warranty or covenant had occurred.)

          "Material Adverse Effect" shall mean (i) with respect to an occurrence, event or circumstance which has or would reasonably be likely to have a material adverse effect on the Company's business, operations, assets, liabilities, results of operation and financial condition when taken as a whole (other than as a result of changes in Laws of general applicability or general economic conditions) or (ii) the Company losing Larry Thomas, or Marty Albertson as full-time employees for any reason.

          "Option Holders" shall have the meaning ascribed to it in Section 2.1.

          "Owned Real Property" shall have the meaning ascribed to it in Section 4.6(a).

          "Person" shall be construed broadly and shall include any individual, corporation, association, partnership, joint venture or other entity, organization or Governmental Authority.

          "Permitted Encumbrances" shall mean (i) liens for Taxes or assessments and similar charges either (a) not yet due and payable or (b) contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves and which have been disclosed in writing to Buyers or are set forth on the Financial Statements or the Interim Balance Sheet, (ii) statutory liens of landlords, (iii) liens imposed by law, such as liens of mechanics, carriers, warehousemen, materialmen and vendors, incurred in the ordinary course of business for sums that are either (a) not yet delinquent or (b) that are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made and which have been disclosed in writing to Buyers or are set forth on the Financial Statements or the Interim Balance Sheet; (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return-of-money bonds and other similar obligations, (v) any interest or title of a lessor under any lease, (vi) easements, rights-of-way, encroachments or other restrictions with respect to Real Property, in each case, that do not materially prevent or interfere with the Assets from being used for the purpose for which they are currently being used or materially impair their value, and
(vii) Encumbrances that secure the payment of any Funded Indebtedness of the Company.

          "Personnel" shall mean all officers, employees and agents (i) of the Company, or (ii) employed or retained by the Company.

          "Per Share Value" means the value of each share of Common Stock of the Company as of the Closing, which value shall equal the result of the quotient of
(a) (x) $251 million LESS (y) the sum of all Funded Indebtedness as of the Closing PLUS the amount by which Cash-On-Hand as of the Closing is less than zero PLUS all Transaction Expenses, DIVIDED BY (b) 2,214,074.

          "Preferred Stock" means the new class of 8% Junior Preferred Stock to be issued by the Company at Closing, with the terms, preferences and other rights summarized on Exhibit B hereto.

          "Prior Property" shall have the meaning ascribed to it in Section
4.21.

          "Proprietary Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

          "Pro Rata Portion" shall have the meaning ascribed to it in Section 10.2(a)(i)(B).

          "Purchase" shall have the meaning ascribed to it in the Section 2.2 hereto.

          "Purchase Closing" shall mean the closing of the Purchase.

          "Purchased Stock" shall have the meaning ascribed to it in Section 2.2 hereto.

          "Recapitalization" shall have the meaning ascribed to it in Section
2.2 hereof.

          "Recapitalization Closing" shall mean the closing of the Recapitalization.

          "Recapitalization Securities" shall have the meaning ascribed to it in
Section 2.1.

          "Redeemed Stock" shall have the meaning ascribed to it in Section 2.2 hereto.

          "Redemption" shall have the meaning ascribed to it in Section 2.2 hereto.

          "Redemption Closing" shall mean the closing of the Redemption.

          "Representations and Warranties" shall have the meaning ascribed to it in Section 10.1.

          "Representative" shall mean any officer, director, partner, principal, attorney, agent, employee or other representative of any Person acting as such.

          "SBA Letters" means the letter agreements between Company and each of Chase Venture Capital Partners, L.P., and Wells Fargo Small Business Investment Company, Inc., dated as of the date hereof, and attached hereto as Exhibits A-1 and A-2.

          "Securities Act" shall have the meaning ascribed to it in Section 5.7.

          "Smith Barney Engagement Letter" shall have the meaning ascribed to it in Section 4.15.

          "Stock Option Plan" shall mean that certain Amended and Restated 1987 Stock Option Plan, dated October 31, 1992.

          "Stock Purchase Agreements" means the several stock purchase agreements between the Company on the one hand and each holder of Company options on the other hand relating to the disposition of such options and the Common Stock issuable upon the exercise of such options.

          "Subsidiary" of any Person shall mean a corporation of which a majority of the outstanding voting securities is owned by such Person, by one or more Subsidiaries of such Person or by such Person and/or one or more of its Subsidiaries.

          "Tax" or "Taxes" shall mean with respect to any Person (a) all federal, state, local, foreign and other taxes, assessments and other government charges, including, without limitation, income (whether gross or net), estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent, gross receipts, ad valorem, license, excise, severance, stamp, pay-roll, premium, windfall or withholding taxes, including interest, penalties and additions in connection therewith for which such Person may be liable and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a "transferee" (within the meaning of the Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

          "Third Party Claim" shall have the meaning ascribed to it in
Section 10.3(b).

          "Transaction Expenses" means all out-of-pocket fees and expenses incurred or otherwise payable by the Company as a result of the transactions contemplated hereby (other than fees and expenses of the Buyers or Option Holders payable by the Company pursuant to Section 11.10 and the fees and expenses incurred in connection with any financing necessary to complete the Redemption), including investment banking, legal and accounting. Transaction Expenses shall not include any salary expenses of the Company's officers or employees.

          "Trust" shall have the meaning ascribed to it in Section 2.1.

          1.2 INTERPRETATION. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including all exhibits, schedules and amendments hereto), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Sections and Articles refer to sections and articles of this Agreement, unless the context otherwise requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement. The captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

                                      ARTICLE II

                                 THE RECAPITALIZATION

          2.1 GENERALLY. The Buyers, the Raymond Scherr Living Trust (the "Trust") and the Stockholders of the Company other than the Trust (the "Option Holders") desire to recapitalize the Company to redeem certain shares of Common Stock owned by the Trust, authorize and issue certain additional classes and shares of capital stock and cancel and settle options for Common Stock, such that immediately after Closings the outstanding capital stock of the Company to be held by the Buyers and the Stockholders (the "Recapitalization Securities") shall consist solely of (x) 1,386,000 shares of Preferred Stock with an aggregate liquidation preference of $138,600,000 ($100/share) and (y) 14,000 shares of Common Stock with an aggregate value of $1,400,000 ($100.00/share). Immediately following the Closings, the Recapitalization Securities will be (a) the only outstanding capital stock, or securities convertible or exercisable for shares of capital stock, other than the senior preferred stock and warrants to be issued in connection with the financing of the transaction contemplated herein and the management stock options described on Exhibit B hereof and (b) held solely by the Buyers, the Trust and Option Holders in the amounts reflected on Schedule
2.1 hereof.

          2.2 TRANSACTIONS. At the Closings, the following transactions shall occur in the following order:


               (a) At the Recapitalization Closing, each of the Option Holders shall purchase from the Company that number of shares of Common Stock set forth opposite its name on Schedule 2.1 hereof for a purchase price in cash of $100.00 per share.

               (b) At the Recapitalization Closing, each of the Option Holders shall acquire that number of shares of Preferred Stock listed opposite his name on Schedule 2.1 hereof in exchange for the cancellation of options exercisable for an equal number of shares of Common Stock. Such shares of Preferred Stock at all times from and after the Recapitalization Closing will be subject to the Restricted Stock Agreement described on Exhibit B. The aggregate number of shares of Preferred Stock to be acquired, and options to be exchanged, pursuant to this Section 2.2(b) is 495,000.

               (c) At the Recapitalization Closing, the Trust shall exchange 198,000 shares of Common Stock currently held by it for 198,000 shares of Preferred Stock.

               (d) At the Purchase Closing, each Buyer shall purchase from the Company that number of shares of Common Stock and Preferred Stock listed opposite its name on Schedule 2.1 for a purchase price in cash per share of $100.00 for Preferred Stock and $100.00 for Common Stock.

               (e) At the Redemption Closing, the Company shall redeem from the Trust 1,200,000 shares of Common Stock for cash. The cash consideration payable to the Trust for such redeemed Common Stock shall equal (x) 1,400,000 multiplied by the Per Share Value, MINUS (y) $20,000,000.

               (f) At the Redemption Closing the Company and each of the Option Holders shall cancel the balance of the options (i.e. 319,074) to acquire Common Stock held by the Option Holders in consideration of a payment in cash to such Option Holders equal to (x) the product of the number of shares of all Common Stock issuable upon the exercise of all options held by such Option Holder on the date hereof (before giving effect to subdivision (b) hereof) multiplied by the Per Share Value (it being understood that the aggregate number of option shares for all Option Holders pursuant to this clause (x) will be equal to 814,074), MINUS (y) the value of the Preferred Stock (valued at $100.00/share) acquired by such Option Holder pursuant to Section 2.2(b) above.

               (g)  The transactions contemplated by Sections 2.2(a), (b) and
(c) above are sometimes referred to herein as the "Recapitalization." The transactions contemplated in Section 2.2(d) above are sometimes referred to herein as the "Purchase" and the shares of Common Stock and Preferred Stock being acquired by the Buyers and the Option Holders are sometimes referred to herein as the "Purchased Stock." The transactions contemplated in Sections 2.2(e) and (f) are sometimes referred to herein as the "Redemption". The shares of Common Stock being acquired by the Company pursuant to Sections 2.2(c) and
(e), and the options being exchanged or settled pursuant to Sections 2.2(b) or
(f) are referred to herein as the "Cancelled Securities." The shares of Common Stock being acquired by the Company pursuant to Section 2.2(e) and the options being settled pursuant to Section 2.2(f) are referred to herein as the "Redeemed Stock."

          2.3  PAYMENTS.

               (a) Each Buyer shall pay to the Company, in consideration for the Purchased Stock being acquired by it in the Purchase, the aggregate amount set forth opposite such Buyer's name on Schedule 2.1 hereof.

               (b) Each Option Holder shall pay to the Company, in consideration of the Common Stock being acquired by such Option Holder pursuant to Section 2.1(d), an aggregate amount equal to the number of shares of Common Stock acquired by such Option Holder multiplied by $100.00.

               (c) The Company shall pay to each Stockholder the amounts determined by reference to Sections 2.2(e) and 2.2(f) in consideration for the Redeemed Stock being transferred to the Company by such Stockholder. The Company shall withhold the minimum amount of all Taxes required to be withheld by the Company from the amounts payable to any Option Holder with respect to his Redeemed Stock.

               (d) All payments pursuant to this Section 2.3 shall be payable by wire transfer of immediately available funds to an account of the recipient within the United States designated in writing by such recipient at least 5 days prior to the Closing.

          2.4  CERTAIN OTHER ACTIONS.

               (a) Prior to Closings, the Company shall amend its articles of organization to increase its authorized shares of Common Stock to 5,000,000 and create 2,000,000 authorized shares of Preferred Stock plus such additional classes of stock required to complete the financing contemplated by this Agreement. The Trust shall take all actions reasonably requested by the Company to permit the Company to authorize such amendment to its articles of organization.

               (b) Subject only to receipt of the payments specified in Sections 2.3(a) and 2.3(b) above, the Company shall cause all of the Common Stock and

Preferred Stock to be acquired by the Buyers and the Stockholders pursuant to the Recapitalization and Purchase to be duly authorized, validly issued, fully paid and non-assessable, and free of all Encumbrances (other than transfer restrictions pursuant to the Securities Act and applicable blue-sky laws and Encumbrances pursuant to the Ancillary Documents).

               (c) Prior to Closings, each Stockholder shall not sell, assign, exercise, transfer, or Encumber the Common Stock or options to acquire Common Stock held by such Stockholder.

          2.5  FURTHER ASSURANCES.

               (i) The Company shall, at any time after the Closings, upon the request of any Buyer and at such Buyer's expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, covey, grant and confirm to and vest in such Buyer good title to all of the Purchase Stock, free and clear of all Encumbrances (other than transfer restrictions imposed by the Securities Act and comparable state blue sky laws).

               (ii) The Stockholders shall, at any time after the Closings, upon the request of the Company and at the Company's expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in the Company good title to all of the Cancelled Securities, free and clear of all Encumbrances (other than transfer restrictions imposed by the Securities Act and comparable state blue sky laws).

                                     ARTICLE III

                                       CLOSING

          3.1 THE CLOSING. The Closings shall be held at 9:00 a.m. local time on the Closing Date at the offices of Buchalter, Nemer, Fields & Younger, a Professional Corporation, 601 South Figueroa Street, Suite 2400, Los Angeles, CA 90017-5704, unless the parties hereto otherwise mutually agree in writing.

          3.2 DOCUMENTS TO BE DELIVERED. To effect the transactions referred to in Article II and the delivery of the consideration described in Section 2.2, Stockholders, the Company and the Buyers shall, at the Closings, cause the following to occur:

               (a) Each Stockholder shall deliver or cause to be delivered to the Company certificates (or acknowledgements of option cancellations) evidencing the number of shares of Cancelled Securities to be sold, exchanged or cancelled by such Stockholder with appropriate stock powers duly executed.

               (b) Each Buyer and Option Holder shall transfer to the Company the consideration payable by such Person in immediately available funds as provided in Section 2.3.

               (c) The Company shall issue and deliver to each of the Buyers and Stockholders certificates evidencing the shares of Recapitalization Securities acquired by such Person.

               (d) The Company shall transfer to each Stockholder by wire transfer of immediately available funds the consideration payable to such Stockholder for his Redeemed Stock as provided in Section 2.3.

               (e) The Buyers, the Company and Stockholders shall each deliver all other documents and instruments required to be delivered pursuant to
Article IX.

               All documents and instruments executed and delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.

          3.3 CANCELLATION OF REDEEMED STOCK. Upon the consummation of the Recapitalization and Redemption by the Company, the Cancelled Securities shall, at the option of the Company, be treated as treasury stock or retired.

                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                                 THE COMPANY TO BUYER

          Except as set forth in the Disclosure Schedule previously delivered to Buyers, a copy of which is attached hereto, the Company represents and warrants to Buyers as follows:

          4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and, in good standing under the laws of the State of California and has the corporate power to conduct its business as it is presently being conducted and to own and lease the Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 4.1, such jurisdictions being all jurisdictions in which such qualification is necessary because of the nature of the business conducted, and assets owned or leased, by the Company, except where failure to qualify would have a Material Adverse Effect. The Company has delivered to each of the Buyers true and correct copies of the certificate of incorporation and by-laws of the

Company (in each case, as amended to date). The Company is currently engaged solely in the Business. Except as described on Schedule 4.1, in the prior ten
(10) years the Company has never engaged in any Business except the Business. The only trade names, assumed names or other names under which Encumbrances upon the Company's Assets could have been properly recorded within the last six years are set forth on Schedule 4.1.

          4.2  AUTHORIZATION; ENFORCEABILITY.

               (a) The Company has the corporate power to execute and deliver this Agreement, and to perform its obligations hereunder.

               (b) The Company has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by the other parties hereto) is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the effect of bankruptcy, insolvency, reorganization, fraudulent obligation or transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or by the effect of general principles of equity (whether considered in an action at law or in equity) and the equitable discretion of the court before which any proceeding therefor may be brought.

               (c) The issuance and delivery of the Purchased Stock has been duly authorized by the Company. When the Purchased Stock is issued and delivered to and paid for by each Buyer in accordance with the terms hereof, the Purchased Stock issued to such Buyer will be validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances (other than transfer restrictions imposed by the Securities Act and comparable state blue sky laws).

          4.3 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Company consists of two million five hundred thousand (2,500,000) shares of Common Stock, one million four hundred thousand (1,400,000) shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and held of record by the Scherr Living Trust. Except for the options to acquire 814,074 shares of Common Stock granted pursuant to the Stock Option Plan and all rights thereunder, upon the consummation of the transactions contemplated hereby there will be no outstanding subscriptions, options, warrants, rights (including any preemptive rights), calls or commitments of any character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities of the Company or any securities or rights convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company, and there are no other contracts, commitments, understandings or arrangements calling for the issuance of additional shares of capital stock or other equity securities of the Company or securities convertible into or exchangeable or exercisable for such shares. The

Company has previously delivered the Buyers a true and complete copy of the Stock Option Plan. Except for this Agreement and the Ancillary Documents to be entered into at Closing and except as disclosed on Schedule 4.3, there are no agreements to which the Company or any Stockholder is a party or to which any of them are bound relating to the voting, registration, dividend or other distribution rights, redemption, or disposition of the Company's Common Stock or options. The Company has previously delivered to the Buyers true and complete copies of each of the agreements listed on Schedule 4.3.

          4.4 SUBSIDIARIES. The Company has no Subsidiaries nor does it own any equity or other proprietary interest in any other Person.

          4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, there has been no event, condition or occurrence, which individually in the aggregate, would constitute a Material Adverse Effect. In addition, except as set forth on Schedule 4.5, since the Interim Balance Sheet Date the Company has not:

               (a) taken any action other than in the ordinary course of business consistent with past practices;

               (b) except for salary increases in the ordinary course of business consistent with past practices or the distribution of S Corp earnings and/or C Corp earnings, adopted or amended any bonus, profit sharing, compensation, severance, termination pay, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or increased in any manner the compensation or fringe benefits or any employee or pay any benefit material in amount not required by any existing plan, arrangement or agreement;

               (c) amended its articles of incorporation (other than to increase the number of shares of Common Stock authorized thereunder) or by-laws or entered into any merger or consolidation agreement;

               (d) incurred, assumed or guaranteed any Funded Indebtedness or entered into any commitment with respect to Funded Indebtedness, other than (i) indebtedness to trade creditors incurred in the ordinary course of business or
(ii) indebtedness pursuant to the Company's revolving credit facility for general working capital purposes in the ordinary course of business or for capital expenditures in accordance with the Company's capital expenditure plan for fiscal year 1996 (the "Capital Expenditure Plan"), a true and complete copy of which has been delivered to the Buyers, or (iii) indebtedness to pay S Corp and/or C Corp earnings;

               (e) sold, assigned, leased or transferred any of the Assets (other than cash) that are material individually or in the aggregate, other than in the ordinary course of business consistent with past practices;

               (f) Encumbered any of the Assets that are material in amount individually or in the aggregate, except for Permitted Encumbrances;

               (g) changed its accounting methods, principles or practices, including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in GAAP;

               (h) issued or sold any shares of its capital stock or other equity securities, or any securities convertible into or exchangeable or exercisable for such shares, except for any shares issued pursuant to the Stock Option Plan, or entered into any agreement obligating it to do the foregoing (other than transactions contemplated by this Agreement);

               (i) except for any dividends with respect to the distribution of S Corp and/or C Corp earnings, paid or declared any dividend, liquidation payment or other distribution of any kind in respect of any shares of its capital stock, or incurred any obligation to make any, such dividend or distribution;

               (j) combined, split, subdivided or redeemed or otherwise repurchased any capital stock of the Company;

               (k) discharged or satisfied any material claims or Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice and payment of the Funded Indebtedness of the Company;

               (l) suffered any material casualty, loss, damage, theft or condemnation (whether or nor covered by insurance); or

               (m) entered any agreement or understanding to do any of the foregoing.

          4.6  REAL PROPERTY.

               (a) OWNED REAL PROPERTY. Schedule 4.6(a) sets forth all of the real property owned by the Company (the "Owned Real Property"). The Company has good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding options or rights of first refusal in favor of any other party to purchase any parcel of Owned Real Property or any portion thereof.

               (b) LEASED REAL PROPERTY. Schedule 4.6(b) sets forth a complete list of all real property leased or subleased by the Company (the "Leased Real Property" and together with the Owned Real Property, the "Real Property") pursuant to certain agreements (including any amendments thereto) (the "Leases"). With respect to the Leased Real Property, the Company is the owner and holder of all the leasehold estates purported to be granted by the applicable Lease and each Lease is in full force and effect and constitutes a valid and binding obligation of the Company.

               (c) SUBLEASES. Except as set forth on Schedule 4.6(c), there are no leases, subleases, licenses, concessions or other agreements, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property.

          4.7 TITLE TO ASSETS. The Company owns or leases all tangible personal property necessary for the conduct of its business as presently conducted. The Company has good and marketable title to all of the assets and properties reflected on the Interim Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet) free and clear of any Encumbrances except for Permitted Encumbrances.

          4.8 CONTRACTS AND COMMITMENTS. Schedule 4.8 contains a true and complete list of each of the following (whether written or oral, and including all amendments thereto) agreements to which the Company is a party or by which the Company or any of the Assets are bound as of the date hereof (collectively with the Leases, the "Contracts"):

               (a) each contract or agreement (or group of related contracts or agreements) under which the Company has created, incurred, assumed, guaranteed or secured any Funded Indebtedness;

               (b) each lease of personal property pursuant to which the Company is required to expend more than $50,000 in any twelve-month period or $50,000 over its remaining term, except for any lease that is cancelable upon 90 or less days' notice without any liability on the part of the Company;

               (c) each agency, distribution, sales representative, franchise or advertising agreements, except for any agreement that is cancelable on 90 or less days' notice without liability on the part of the Company and which involves annual revenues to the Company below $50,000;

               (d) each joint venture, partnership or similar agreement to which the Company is a party;

               (e) each employment contract, consulting contract and other contract with any officer, director, employee or consultant of the Company that is not by its terms terminable at will by the Company without penalty, other than any such contract pursuant to which the Company is required to expend less than $50,000 in any twelve-month period;

               (f) each contract containing a covenant not to compete on the part of the Company (other than pursuant to any radius restriction contained in any lease) or otherwise restricts the Company's ability to engage in any lawful business (other than customary restrictions in Leases with respect to the activities on the leased premises) or obligates the Company to deal exclusively with only certain parties;

               (g) each contract or agreement made in other than the ordinary course of business, except for any contracts or agreements that require the Company to expend less than $50,000 in any twelve-month period or $100,000 over its remaining term;

               (h) each contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any Real Property involving payments in excess of $50,000;

               (i) each contract under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment (other than software licenses for purchased software);

               (j) each contract for storage, transportation or similar services with carriers or warehousemen (excluding any such contract entered into in the ordinary course and involving aggregate annual expenditures not exceeding $50,000);

               (k) any contract settling any action, suit, claim or proceeding entered into within the last ten years involving expenditures by the Company in excess of $50,000 or otherwise imposing at the time material restrictions or limitations on the Company;

               (l) any contract involving the purchase or sale of a Subsidiary or business division entered into within the last six years; or

               (m) any other contract which is material to the Company taken as a whole.

               Except as set forth on Schedule 4.8, (x) all of the Contracts are enforceable in all material respects by the Company in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and the equitable discretion of any court before which a proceeding therefore may be brought, (y) neither the Company nor, to the Company's knowledge, any other party, is in material breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a material breach or default under) any Contract and (z) none of the counterparties to any of the Contracts has indicated in writing that it intends to terminate any such Contract

(or refuse to renew any Lease) to which it is a party or that it otherwise has a material dispute concerning such Contract.

               True and complete copies of each of the foregoing written Contracts have previously been made available to Buyers for their review.

          4.9 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (whether or not with the passage of time, giving notice or both) result in (a) a violation or breach of, or a default or event of default under, give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in, or give rise to the loss by the Company of any material benefit under, any of the terms, conditions or provisions of (i) the articles of incorporation or by-laws of the Company or
(ii) except as set forth on Schedule 4.9, any material contract (including all Contracts), agreement, indebtedness, lease, commitment, license, franchise, permit or authorization to which the Company is a party or by which the Company or any of the Assets are bound, or (b) a violation or breach of any statute, rule or regulation or any order, judgment, writ, injunction or decree applicable to the Company except, in the case of clauses (a)(ii) and (b) above, for such violations, breaches, defaults and events of default that, individually or in the aggregate, would not have a Material Adverse Effect or (c) result in the creation of any Encumbrance (other than Permitted Encumbrances).

          4.10 GOVERNMENTAL CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, report, filing or registration with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement, the issuance and delivery of Purchased Stock, and the consummation by the Company of the transactions contemplated hereby, other than (i) filings, if any, required under the HSR Act and (ii) those consents, approvals or authorizations, declarations, filings or registrations that have been, or prior to the Closing Date will be, obtained or made, as set forth on Schedule 4.10.

          4.11 FINANCIAL STATEMENTS. The Company has heretofore delivered to Buyers (a) the Financial Statements and (b) the unaudited balance sheet (the "Interim Balance Sheet") and statement of operations (together with the Interim Balance Sheet, the "Interim Financial Statements") of the Company at, and for the three month period ended, March 31, 1996. Except as otherwise set forth therein, the Financial Statements and the Interim Financial Statements have been prepared in accordance with the books and records of the Company and in accordance with GAAP (except, in the case of the Interim Financial Statements, for (i) year-end audit adjustments consisting of normally recurring items, (ii) the lack of a cash flow statement and notes to such Interim Financial Statements, and (iii) any other adjustments described therein). The Financial Statements and the Interim Financial Statements fairly present in all material respects, as of the dates and for the periods thereof, the financial condition, the results of operations and cash flows of the Company at and for the periods indicated (subject, in the case of the Interim Financial Statements, to year-end audit adjustments consisting of normally recurring items and a statement of cash flows).

          4.12 LITIGATION.  Except as set forth on Schedule 4.12, there is no
(a) claim, action, suit, litigation, labor dispute or arbitration pending or filed or, to the Company's knowledge, threatened against the Company, (b) to the Company's knowledge, investigation pending or threatened against the Company, or
(c) order, writ, injunction, judgment or decree outstanding whether at law or in equity, whether civil or criminal in nature or whether before or by any Governmental Authority. The Company has not received written notice of any material dispute or alleged violation of Law which is likely to form a reasonable basis for any such action, suit, claim or investigation. The Company is not in default under or with respect to any judgment, order, writ, injunction or decree of any Governmental Authority applicable to it. This Section 4.12 shall not apply to Section 4.17.

          4.13 LIABILITIES. The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) ("Liabilities") other than (i) Liabilities reflected on the Interim Balance Sheet or disclosed on the Schedules hereto, (ii) Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, (iii) Liabilities under this Agreement or, under other contracts, which Liabilities are not required to be shown on the Interim Balance Sheet (none of which relate to breach of contract except to the extent disclosed on Schedule 4.8), and (iv) other immaterial liabilities and obligations that arose in the ordinary course of business consistent with past practices. The Company has not, either expressly or by operation of Law, assumed or undertaken or become responsible for any Liability of any other Person, including, without limitation, any obligation for corrective or remedial action relating to Environmental Law.

          4.14 COMPLIANCE WITH LAW. To the Company's knowledge, the Company is and has at all times for which Liability may still exist been in compliance in all material respects with all applicable federal, foreign, state and local laws, statutes, ordinances, rules, regulations, orders and decrees (collectively, "Laws"). No representation or warranty is made in this Section
4.14 with respect to compliance with Laws, relating to the matters covered in Sections 4.17, 4.18 and 4.21. For purposes of the provisions of Article X, the phrase "To the Company's knowledge" shall not be applicable.

          4.15 NO BROKERS. Other than Smith Barney Inc., no broker, agent, investment banker, or finder has acted for the Company in connection with this Agreement and the transactions contemplated hereby and, except as set forth in that certain agreement (the "Smith Barney Engagement Letter"), dated as of January 22, 1996 (a true and complete copy of which has been previously delivered by the Company to Buyers), between the Company and Smith Barney Inc. (the fees, costs and expenses pursuant to which shall be the sole responsibility of, and shall be paid by, the Stockholders as set forth in Section 11.10), no broker or finder or other Person is or will be entitled to any broker's or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company.

          4.16 PROPRIETARY RIGHTS.

               (a) Schedule 4.16 contains a list of all material trademarks, trade names, service marks, registered copyrights, patents and applications therefor in which the Company has any interest, or that are being used in connection with, or relate to, the business of the Company.

               (b) The Company owns or licenses, or otherwise has the valid right to use, all of the Proprietary Rights, and such Proprietary Rights are not subject to any Encumbrances, except for Permitted Encumbrances.

               (c) The Proprietary Rights owned or licensed by the Company constitute all such intellectual property rights necessary or required for the conduct of the business of the Company as currently conducted.

               (d) There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of the Proprietary Rights.

               (e) No activity, service or procedure currently conducted by and material to the business of the Company violates or will violate any contract of the Company with any third party or, to the Company's knowledge, infringe any Proprietary Right of any other party.

               (f) The Company has not received from any third party in the past five years any notice, charge, claim or other assertion that the Company is infringing any Proprietary Right material to the Company of any third party or committed any acts of unfair competition, and no such claim is impliedly threatened by an offer to license from a third party under a claim of use (and to the Company's knowledge, no basis for any such claim exists).

               (g) The Company has not sent to any third party in the past five years nor otherwise communicated to another Person any notice, charge, claim or other assertion of infringement by or misappropriation of any Proprietary Right material to the business of the Company by such other Person or any acts of unfair competition by such other Person, nor, to the Company's knowledge, is any such infringement, misappropriation or unfair competition occurring or threatened.

          4.17 EMPLOYEE BENEFIT PLANS.

               (a) DISCLOSURE, DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Schedule 4.17 contains a complete list of Employee Plans that currently cover, or that within the last two years has covered, employees, former employees, retired employees or contractual employees of the Company or any of their dependents or beneficiaries. The Company has provided the Buyers with true and complete copies of all documents pursuant to which each Employee Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefore, all governmental rulings, determinations, and opinions (and pending requests therefor), and the most recent valuation of the present and future obligations under each Employee Plan that provides postretirement or postemployment health and life insurance, accident, or other "welfare-type" benefits.

               (b)  Except as set forth in Schedule 4.17:

                    (i) all Employee Plans have been operated and administered in compliance in all material respects with ERISA, the Code and other applicable Laws;

                    (ii) each Employee Plan, if intended to be "qualified" within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from tax under Section 501(a) of the Code, and to the Company's knowledge, nothing has occurred that has or could reasonably be expected to affect adversely such qualification or exemption;

                    (iii) neither the Company nor any of its ERISA Affiliates, nor to the Company's knowledge and its ERISA Affiliates, any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company or any of its ERISA Affiliates to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j) or (l) of ERISA;

                    (iv) all required or declared Company contributions (or premium payments) to (or in respect of) all Employee Plans have been properly made when due, and the Company has timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts;

                    (v) except as may be required under Laws of general application, none of the Employee Plans obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any postemployment or postretirement health or life insurance, accident or other "welfare-type" benefits;

                    (vi) each Employee Plan that is a "group health plan" within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account on Section 4980B of the Code has been or is expected to be incurred;

                    (vii) neither the Company nor any of its ERISA Affiliates is or has ever maintained or been obligated to contribute to a "multiple employer plan" (as defined in Section 413 of the Code), a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit pension plan" (as defined in Section 3(35) of ERISA); and

                    (viii) there is no (a) order, writ, injunction, judgment or decree outstanding, (b) claim, action, suit, litigation or arbitration pending or, to the Company's knowledge, threatened, or (c) to the Company's knowledge, governmental audit or investigation pending or threatened, in each case against, the Company, any Employee Plan or any fiduciary thereof relating to or seeking benefits under or otherwise relating to in any way any Employee Plan, other than routine claims for benefits.

          4.18 TAX MATTERS. As used in Section 4.18, the term "Company" includes any other Person included in any consolidated or combined tax return and part of an affiliated group, within the meaning of Code Section 1504, of which the Company is or has been a member.

               (a) FILING OF TAX RETURNS. The Company has timely filed with the appropriate taxing or other Governmental Authorities all returns (including, without limitation, information returns) in respect of Taxes required to be filed, taking into account any appropriate extension of time, through the date hereof. The returns and other information filed are complete and correct in all material respects. The Company has made available to Buyers complete and accurate copies of all federal, state and local income tax returns filed by the Company for the last three (3) years.

               (b) PAYMENT OF TAXES. All Taxes shown on the returns filed by the Company have been paid, or an adequate reserve has been established therefor in accordance with GAAP. The Company has paid, or withheld from others, all Taxes required to be paid, or withheld, by it through the date hereof; all withholding Taxes have been remitted to appropriate Governmental Authorities on a timely basis. The Company has established, in accordance with generally accepted accounting principles, reserves that are adequate on the Interim Financial Statements, for all Taxes not yet due and payable, and the Company has not incurred any Tax liability from the Interim Balance Sheet Date through the date hereof, other than Taxes incurred in the ordinary course of business.

               (c) AUDIT HISTORY. There are no pending, unresolved or unpaid audits, investigations, claims or deficiencies for or relating to any Liability in respect of Taxes, no Tax liens have been filed and there are no matters under discussion with any Governmental Authorities with respect to Taxes. No waivers of statutes of limitation have been given or requested with respect to the Company.

               (d) S CORPORATION STATUS. The Company has been a "small business corporation" (within the meaning of Section 1361 of the Code) and has duly elected under Section 1362(a) of the Code to be taxed as an "S corporation" for federal income tax purposes for each of such taxable years since November 1, 1988, and has made a corresponding election under the tax laws of the states of California, Illinois, Massachusetts, Michigan, Minnesota, and Texas for each of such taxable years since November 1, 1988.

               (e) GOLDEN PARACHUTES. There are no contracts or other agreements covering any Person that individually or collectively could give rise to the payment of any amount being non-deductible by the Company by reason of
Section 280(G) of the Code.

               (f) ELECTIONS. The Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and the Company is not, nor has it ever been, a "personal holding company" within the meaning of Section 542 of the Code. The Company has not agreed to, nor is it required to, make any adjustments pursuant to Section 481 of the code, and the IRS has not proposed any such adjustments or changes in the Company's accounting method. The Company is not currently, nor has it ever been during the five-year period ending on the date hereof, a "United States real property holding corporation" as such term is defined in Section 897 of the Code.

          4.19 SEVERANCE ARRANGEMENTS. The Company is not a party to any severance or similar agreement or arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Buyers or the Company after the Closing Date to make any payment to any such Personnel following termination of employment.

          4.20 INSURANCE. Schedule 4.20 contains a true and complete list of all policies of fire, general liability, workers' compensation and all other forms of insurance (showing as to each policy the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the type of coverage provided) maintained by or on behalf of the Company on its business, property and Personnel, copies of each of which policies have been made available to Buyers. Such policies are in full force and effect on the date hereof and will be kept in full force and effect by the Company through the Closing. All premiums due on such insurance policies on or prior to the date hereof have been paid and there is no default by the Company under any such insurance policies and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to any such insurance policy.

          4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS.

               (a) The Company is in compliance in all material respects with all Environmental Laws.

               (b) The Company has not received any written notification from any Governmental Authority regarding any actual, alleged or potential (x) Environmental Claims or (y) responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company, nor, to the Company's knowledge, has any investigation been commenced or is any proceeding threatened against the Company under any Environmental Laws with regard to the business or Assets of the Company.

                    (c) To the Company's knowledge, (i) no underground storage tank or other underground storage receptacle for Hazardous Substances is currently located on any of the Real Property and there have been no releases of any Hazardous Substances from any such underground storage tank or receptacle or related piping; (ii) no asbestos-containing material, in any form or condition, materials or equipment containing polychlorinated biphenyls or landfills or surface impoundments is currently located any of the Real Property, and (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or state law by the Company on, upon or into any of the Real Property or Prior Property other than those authorized by Environmental Laws.

                    (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than Permits) or Encumbrances by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company.

                    (e) The Company has not treated, stored, disposed or, arranged for or permitted the disposal of, transported, handled or released any substance, or to the Company's knowledge, owned, leased or operated any real property (and no such real property is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to any liabilities pursuant to CERCLA, SWDA or any other Environmental Law, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

                    (f) To the Company's knowledge, no facts, events or conditions relating to any Owned Real Property, Leased Real Property, Prior Property or operations of the Company will prevent continued compliance by the Company with any Environmental Law, or give rise to any investigatory, remedial, corrective or other Liabilities pursuant to any Environmental Law.

               Schedule 4.21 sets forth a complete and accurate list of all real property previously owned, leased or operated by the Company or any predecessor of the Company (x) within the last ten (10) years or (y) which was used to conduct any operations other than the Business ("Prior Property"). The Company has provided the Buyers with correct and complete copies of all reports and studies within the possession or control of the Company with respect to past or present environmental conditions or events at any of the Real Property or Prior Property.

               4.22 TRANSACTIONS WITH AFFILIATES.  Except as set forth on
Schedule 4.22, no Affiliate of the Company is presently, or since January 1, 1994 has been, a party to any transaction, loan or contract with the Company, including, without limitation, any contract (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or
(c) otherwise requiring payments to (other than for dividends or distributions to any stockholder in his capacity as such or for services as officers, directors or employees of the Company) any such Person or any corporation, partnership, trust or other entity in which any such Person has an interest as an officer, director, trustee, partner or holder of greater than five percent of such entity's capital stock.

               4.23 LABOR MATTERS. The Company is not a party to or bound by any labor agreement, collective bargaining agreement, union contract or similar agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, the Company has not experienced any attempt by organized labor or its representatives to make any of them conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. There is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the Company's knowledge, threatened against the Company. The Company is in compliance in all material respects with all applicable Laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending or filed before the National Labor Relations Board or any other Governmental Authority arising out of conduct of its business. The Company is not delinquent in any material respect in payments to any Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees. Schedule 4.23 describes all settlements involving payments in excess of $10,000 and all judgments and orders, in each case involving the Company within the last three years, involving claims of sexual harassment, discrimination or similar matters.

               4.24 LICENSES AND PERMITS. The Company has all material governmental or regulatory licenses, permits and authorizations (collectively, "Permits") (all of which were validly issued, are in full force and effect, and none of which are currently the subject of any proceedings for the limitation or repeal thereof) necessary to conduct its business as presently conducted. The Company is in compliance in all material respects with all such Permits. The Company has not received any written notice to the effect that it is not in compliance with any such Permits. To the Company's knowledge, no loss or expiration of any such Permit is threatened, pending or reasonably foreseeable (other than expiration upon the end of the term thereof).

               4.25 BANKING RELATIONSHIPS; POWERS OF ATTORNEY.

                    (a) Schedule 4.25 sets forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations or other financial institutions providing for any accounts, including, without limitation, checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

                    (b) No person holds any power of attorney or similar authority from the Company (x) with respect to such banking arrangements or (y) which is irrevocable.

               4.26 CONFLICTS OF INTEREST. Neither the Company nor any other Person acting on behalf of the Company has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, Representative of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, in or may be in a position to help or hinder the business of the Company (or assist in connection with any actual or proposed transaction) that (a) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that if not given in the past, might have had a Material Adverse Effect, or (c) if not continued in the future, might have a Material Adverse Effect.

               4.27 INTENTIONAL MISINFORMATION. No representation or warranty made by the Company in this Agreement, nor in any written certificate, schedule or exhibit prepared and furnished, or to be prepared and furnished, by the Company to the Buyers pursuant hereto intentionally contains any untrue statement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were furnished.

                                      ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYERS TO THE COMPANY

               Each Buyer hereby severally (and not jointly) represents and warrants to the Company, with respect only to such Buyer, as follows:

               5.1 ORGANIZATION. Such Buyer is a corporation or partnership duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation, and has the corporate power to conduct its business as it is presently being conducted and to own, operate and lease its properties and assets. Such Buyer is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the ability of such Buyer to consummate the transactions herein.

               5.2  AUTHORIZATION: ENFORCEABILITY.

                    (a) Such Buyer has all necessary corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                    (b) Such Buyer has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Buyer and (assuming the due authorization, execution and delivery hereof by the other parties hereto) is a legally valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except as limited by the effect of bankruptcy, insolvency, reorganization, fraudulent obligation or transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or by the effect of general principles of equity (whether enforcement is considered in an action at law or in equity) and the equitable discretion of the court before which any proceeding therefor may be brought.

               5.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by such Buyer nor the consummation by such Buyer of the transactions contemplated hereby will result in (a) a violation or breach of, or a default or event of default under, any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws or partnership agreement of such Buyer or (ii) any material contract, agreement, indebtedness, lease, commitment, license, franchise, permit or authorization to which such Buyer is a party or by which such Buyer or any of its assets are bound or (b) a violation or breach of any statute, rule or regulation or any material order, judgment, writ, injunction or decree applicable to such Buyer or to the business or operations of such Buyer except, in the case of clauses a(ii) and (b) above, for such violations and breaches that, individually or in the aggregate, would not have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated hereby.

               5.4 GOVERNMENTAL CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Buyer in connection with the execution and delivery by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby, other than (i) filings required under the HSR Act, if any, (ii) state blue sky filings, and (iii) those consents, approvals or authorizations, declarations, filings or registrations that have been, or prior to the Closing Date will be, obtained or made, as set forth on Schedule 5.4.

               5.5 NO BROKERS. No broker or finder has acted for such Buyer or any of its affiliates in connection with this Agreement and the transactions contemplated hereby and no broker or finder or other Person is entitled to any broker's or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Buyer or such affiliate.

               5.6 LITIGATION. There is no (a) action, suit, litigation, dispute or arbitration pending or, to such Buyer's knowledge, threatened against such Buyer, (b) to Buyer's knowledge, investigation, pending or threatened against Buyer, or (c) any order, writ, injunction, judgment or decree to which such Buyer is subject, in each case which seeks to enjoin, prohibit or challenge the transactions contemplated by this Agreement.

               5.7 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Purchased Stock being purchased by such Buyer is being acquired for investment for such Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with all applicable securities laws. Such Buyer is not a party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third person with respect to any of the Purchased Stock, other than Persons who are Affiliates or Representatives of such Buyer and except in compliance with all applicable securities laws.

               5.8 DISCLOSURE OF INFORMATION. Such Buyer has requested all the information it considers necessary or appropriate for deciding whether to acquire the Purchased Stock and has had an opportunity to ask questions and receive answers from Stockholders and the Company regarding the terms and conditions of the sale of the Purchased Stock and the business, properties, prospects, assets, liabilities and financial condition of the Company that such Buyer reasonably considers important in making the decision to acquire the Purchased Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company or the Stockholders in Section IV or VII of this Agreement.

               5.9 INVESTMENT EXPERIENCE. Such Buyer acknowledges that it is able to evaluate for itself, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Stock, has the ability to protect its own interests in this transaction, and is financially capable of bearing a total loss of this investment. Such Buyer has not been organized for the purpose of acquiring the Purchased Stock.

               5.10 UNDERSTANDING OF RISKS. Such Buyer is fully aware of: (i) the highly speculative nature of the investment in the Purchased Stock; (ii) the financial hazards involved; (iii) the lack of liquidity of the Purchased Stock and the restrictions on transferability of the Purchased Stock; (iv) the qualifications and backgrounds of management of the Company; and (v) the tax consequences of investment in the Purchased Stock.

               5.11 ACCREDITED INVESTOR. Such Buyer is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act, as presently in effect.

               5.12 RESTRICTED SECURITIES. Such Buyer understands that the Purchased Stock is characterized as "restricted securities" under the federal securities laws since they are being acquired in a transaction not involving a public offering and, that under such laws and applicable regulations, the Purchased Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

               5.13 FUNDS AVAILABLE. Such Buyer has, and through and including the Closing shall continue to have, available funds, in the form of cash and/or availability under one or more enforceable revolving credit facilities (the terms of which would permit borrowing thereunder to be used to acquire the Purchased Stock hereunder) to consummate the purchase of the Purchased Stock, as described herein.

                                      ARTICLE VI

                               INTENTIONALLY LEFT BLANK

                                     ARTICLE VII

                          REPRESENTATIONS AND WARRANTIES OF
                      STOCKHOLDERS TO THE COMPANY AND THE BUYERS

               Each Stockholder hereby severally (and not jointly) represents and warrants to the Company and the Buyers, with respect only to such Stockholder, as follows:

               7.1 CAPACITY. Such Stockholder has the right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to convey, transfer and deliver to the Company the Cancelled Securities to be sold, transferred, exchanged or settled by such Stockholder pursuant to provisions Section 2.2. This Agreement (assuming the due authorization, execution and delivery hereof by the other parties hereto) constitutes the legally valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, except as limited by the effect of bankruptcy, insolvency, reorganization, fraudulent obligation or transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or by the effect of general principles of equity (whether considered in an action at law or in equity) and the equitable discretion of the court before which any proceeding therefor may be brought.

               7.2 OWNERSHIP OF SECURITIES. Such Stockholder owns of record and beneficially the shares of Common Stock or options to acquire Common Stock set forth opposite such Stockholder's name on Schedule 7.2, free and clear of any Encumbrance. Such securities are not, and will not be on the Closing Date, subject to any proxy or voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares of securities, other than the Stock Option Plan (and stock option agreements relating thereto), the Stock Purchase Agreements, this Agreement and the Ancillary Documents.

               7.3 GOVERNMENTAL CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Stockholder in connection with the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby, other than (i) filings required by the HSR Act, if any,
(ii) state blue sky filings and (iii) those consents, approvals or authorizations, declarations, filings or registrations that have been, or will prior to the Closing Date be, obtained or made, as set forth on Schedule 7.3.

               7.4 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby will result in (a) a violation or breach of, or a default or event of default under, any of the terms, conditions or provisions of any material contract, lease or other agreement to which such Stockholder is a party or by which the Cancelled Securities is bound or (b) a violation or breach of any statute, rule or regulation or any order, judgment, writ, injunction or decree applicable to such Stockholder except for such violations and breaches that, individually or in the aggregate, would not have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated hereby.

               7.5 NO BROKERS. No broker or finder has acted for such Stockholder or any of its affiliates in connection with this Agreement and the transactions contemplated hereby and no broker or finder or other Person is entitled to any broker's or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder or such affiliate.

               7.6 LITIGATION. There is no (a) action, suit, litigation, dispute or arbitration pending or, to such Stockholder's knowledge, threatened against such Stockholder, (b) to such Stockholder's knowledge, investigation, pending or threatened against such Stockholder, or (c) order, writ, injunction, judgment or decree to which such Stockholder is subject, in each case which seeks to enjoin, prohibit or challenge the transactions contemplated by this Agreement.

               7.7 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Recapitalization Securities are being acquired by each Stockholder for such Stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act of 1933, and such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with all applicable securities laws. Such Stockholder is not a party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third person with respect to any of the Recapitalization Securities, except in compliance with all applicable securities laws.

               7.8 DISCLOSURE OF INFORMATION. Such Stockholder has requested all the information it considers necessary or appropriate for deciding whether to acquire the Recapitalization Securities and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Recapitalization Securities and the business, properties, prospects, assets, liabilities and financial condition of the Company that such Stockholder reasonably considers important in making the decision to acquire the Recapitalization Securities.

               7.9 INVESTMENT EXPERIENCE. Such Stockholder acknowledges that it is able to evaluate for itself, and has such knowledge and experience in financial or business matters that it is evaluating the merits and risks of the investment in the Recapitalization Securities, has the ability to protect its own interests in this transaction, and is financially capable of bearing a total loss of this investment.

               7.10 UNDERSTANDING OF RISKS. Such Stockholder is fully aware of: (i) the highly speculative nature of the investment in the Recapitalization Securities; (ii) the financial hazards involved; (iii) the lack of liquidity of the Recapitalization Securities and the restrictions on transferability of the Recapitalization Securities; (iv) the qualifications and backgrounds of management of the Company; and (v) the tax consequences of investment in the Recapitalization Securities.

               7.11 RESTRICTED SECURITIES. Such Stockholder understands that the Recapitalization Securities is characterized as "restricted securities" under the federal securities laws since they are being acquired in a transaction not involving a public offering and, that under such laws and applicable regulations, the Recapitalization Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands resale limitations imposed thereby and by the Securities Act.

                                     ARTICLE VIII

                             ACTIONS BY STOCKHOLDERS, THE
                                  COMPANY AND BUYER

               8.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. From and after the Interim Balance Sheet Date and prior to the Closing, except as otherwise contemplated by this Agreement, the Company shall operate its business in the ordinary course and consistent with past practices and shall not, without the prior written approval of Buyers (which approval shall not be unreasonably withhold or delayed), do any of the following:

                    (a) incur, assume or guarantee any Funded Indebtedness (other than indebtedness to trade creditors incurred in the ordinary course of business and borrowing under the Company's revolving credit facility for general working capital purposes in the ordinary course of business or for capital expenditures in accordance with the Capital Expenditure Plan), or assume, guaranty, endorse or otherwise become responsible for any material obligation of any other Person, or make any material loan or advance to any Person, except in the ordinary course of business and consistent with past practices;

                    (b) issue or sell any shares of its capital stock or any other equity securities or any securities convertible into or exchangeable or exercisable for such shares or equity securities, or enter into any agreement obligating it to do the foregoing (other than this Agreement and/or the Stock Option Plan), or split, combine or reclassify any shares of its capital stock;

                    (c) redeem, repurchase or otherwise acquire any shares of its capital stock or pay or declare any dividend, liquidation payment or other distribution of any kind in respect of its capital stock (other than distributions of S Corp. and/or C Corp. earnings), or incur any obligation to make any such redemption, repurchase or other acquisition or any such dividend or distribution;

                    (d) amend its articles of incorporation or by-laws (other than as contemplated herein);

                    (e) Encumber, or sell, transfer or otherwise dispose of, any of the Assets (other than inventory in the ordinary course of business and consistent with past practices) that are material individually or in the aggregate, except for Permitted Encumbrances;

                    (f) other than trade payables incurred in the ordinary course of business, make any investment in any Person, whether by loan or advance, purchase of stock or other securities or contribution to capital;

                    (g) enter into or terminate any material contract or agreement, except in the ordinary course of business and consistent with past practices;

                    (h) delay or postpone the incurrence or payment of capital expenditures or the payment of accounts payable and other obligations and Liabilities;

                    (i) enter into any transaction with any of the Affiliates of the Company other than ordinary course employment arrangements entered into in accordance with past custom or practice;

                    (j) in any manner take or cause to be taken any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, employees, suppliers, lessors, and other associates of the Company from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement; or

                    (k) intentionally take any action which would require disclosure under Section 8.4.

               8.2 ACCESS TO PROPERTIES AND RECORDS. The Company shall allow Buyers and their respective Representatives, and the Buyers' financing sources and their Representatives during regular business hours upon reasonable notice, at Buyers' sole cost and expense, to make such investigation of the business, properties, books and records of the Company (including access to the Company's Representatives) and to conduct such examination of the condition of the Company as each Buyer reasonably deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters (it being understood that such investigation shall in no way affect or otherwise obviate or diminish any representations or warranties of the Company or the Stockholders, or conditions to the obligations of the Buyers, in each case as set forth herein). Each Buyer acknowledges and agrees that all information obtained hereunder shall be subject to the Confidentiality Agreement.

               8.3 CONSENTS, ETC.. As soon as practicable after execution and delivery of this Agreement, Buyer and the Company shall, if necessary and with all filing fees to be borne by Buyers, file the Notification and Report Form required under the HSR Act and, prior to the Closing Date, use commercially reasonable efforts to make all other filings required under the HSR Act. Each Stockholder, each Buyer and the Company covenants to use its respective commercially reasonable efforts to (i) obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby by such Person, and (ii) to cooperate with one another with respect thereto, including providing any additional information or other documents requested in connection with obtaining any necessary approval under the HSR Act. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use his or its commercially reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions under the control of such party set forth in
Article IX.

               8.4 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice in writing to each other party hereto of (a) the occurrence, or failure to occur, of any event that would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy the same.

               8.5 ACCESS BY STOCKHOLDERS TO INFORMATION. The Company and Buyer shall retain after the Closing such records relating to the Company as they shall be required to retain by any law or governmental regulation. Each Stockholder and any of his Representatives may at any time during business hours, upon reasonable notice and for proper purposes, inspect any of the Company's books, records, properties, assets or operations relating to all periods prior to Closing for tax purposes or for the purpose of complying with any law or governmental regulation. Stockholders shall have the right to copy (at their own expense) the documents described in this Section 8.5.

               8.6 LEGEND. Each certificate representing Recapitalization Securities shall bear such legends, as are required by the Ancillary Agreements, including any legends required pursuant to federal and state securities laws.

               8.7 NEGOTIATION WITH OTHERS. From and after the date hereof until June 10, 1996 (the "Exclusive Period"), the Company and the Stockholders shall deal exclusively with the Buyers regarding the recapitalization of the Company or other acquisition of or investment in the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "Potential Transaction") and, without the prior written consent of the Buyers, neither the Company nor any Stockholder shall, and the Stockholders shall cause the Company not to, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by the Company or any Stockholder or otherwise), other than the Buyers or a party designated by the Buyers, relating to a Potential Transaction, (ii) provide information or documentation with respect to the Company or the business of the Company relating to a Potential Transaction to any Person, other than the Buyers or a party designated by the Buyers or (iii) enter into an agreement with any Person, other than the Buyers, providing for any Potential Transaction. If the Company or any Stockholder receives an unsolicited inquiry, offer or proposal relating to any of the above, the Company or such Stockholder shall immediately notify the Buyers thereof. The Company and the Stockholders represent to the Buyer that they are not bound to negotiate a Potential Transaction with any other

Person and that their execution of this Agreement does not violate any agreement to which any of them are bound or to which any of the assets of the Company are subject.

               8.8 REMEDIES. The parties recognize and acknowledge that a breach by the Company or any Stockholder of Section 8.7 will cause irreparable and material loss and damage to the Buyers, as to which damaged party will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

               8.9 RECAPITALIZATION ACCOUNTING. No Stockholder shall sell, assign, transfer or Encumber his Recapitalization Securities, unless in the opinion of the Company's accountants such transfer would not adversely affect the ability of the Company to use recapitalization accounting with respect to the transactions contemplated herein. This covenant shall survive the Closings until the first anniversary of the Closings.

               8.10 TAX-RELATED MATTERS. The parties agree that, for purposes of determining the Taxes owed, and content of Tax Returns required to be filed, by the Company for all taxable periods that include the Closing Date, income and Taxes will be reflected by a closing of the books of the Company on the day before the Closing Date. The parties agree to perform all actions (including the filing of any consent required under Section 1362 of the Code, or under similar provisions of state or local Law) necessary to accomplish such result.

               8.11 TERMINATION OF AFFILIATE TRANSACTIONS. Each of the Stockholders agrees that, effective immediately after the Closings and without any further action by the Company or any Stockholder, the Company shall be released from any and all Liabilities under (i) the Stock Purchase Agreements, Stock Option Plan and any options issued pursuant to the Stock Option Plan, (ii) the agreements set forth in Schedule 4.22 that are marked with an asterisk (if any) and (iii) at the option of the Company, any and all agreements that were not, but should have been, set forth in Schedule 4.22, and all of such agreements shall have no further force or effect immediately after the Closings. In addition, each Stockholder who Controls any third party to any affiliate transaction that is the subject of this Section 8.11 (pursuant to which such transaction shall be terminated), shall cause such third party to consent to the termination of such transaction, to the extent such consent is required.

               8.12 NON-COMPETE AND NON-SOLICITATION.

                    (a) Ray Scherr, (the "Principal Stockholder") acknowledges and agrees with the Company that during the course of such Principal Stockholder's involvement and/or employment with, or ownership of options and/or Common Stock in, the Company, such Principal Stockholder has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if any such Principal Stockholder were to take actions that would damage or misappropriate such goodwill. Accordingly, each Principal Stockholder agreed as follows:

                            (i)  Such Principal Stockholder acknowledges that
the Company currently conducts its business throughout the United States (the "Territory"). Accordingly, in consideration of the purchase by the Company from such Principal Stockholder of the Redeemed Stock, during the period commencing on the date hereof and ending on the earlier of (x) the third anniversary of the date hereof and (y) the first anniversary of the date of completion of an offering of Common Stock made pursuant to an effective registration statement under the Securities Act (such period is referred to herein as the "Non-Compete Period"), such Principal Stockholder shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in retail sales of musical instruments, pro-audio equipment or related accessories within the Territory, whether for or by himself or as a Representative for any other Person.

                            (ii) Notwithstanding the foregoing, the aggregate
ownership by a Principal Stockholder of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ Stock Market or other automated quotation system, and which Person competes with the Company (or any part thereof) within the Territory, shall not (by itself) be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which a Principal Stockholder has any financial or other interest directly or indirectly enters into a line of business during the Non-Compete Period that competes with the Company within the Territory, such Principal Stockholder shall divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 8.12) in such Person within 30 days after such Person enters into such line of business that competes with the Company within the Territory.

                            (iii)     Such Principal Stockholder covenants and
agrees that during the Non-Compete Period, such Principal Stockholder will not, directly or indirectly, either for himself or for any other Person (a) solicit any employee of the Company to terminate his or her employment with the Company; or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company, (B) solicit any customer of the Company to purchase or distribute information, products or services of or on behalf of such Principal Stockholder or such other Person that are competitive with the information, products or services provided by the Company, or (C) take any action that is reasonably likely to cause injury to the relationships between the Company or any of its employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the company as such relationship relates to the Company's conduct of its business.

                    (b) Such Principal Stockholder understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless acknowledges that he has received and will receive sufficient consideration and other benefits as an employee or holder of securities of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), such Principal Stockholder does not believe would prevent him from otherwise earning a living.

               8.13 CONFIDENTIAL INFORMATION.

                    (a) From and after the date hereof, none of the Stockholders shall, directly or indirectly, disclose any information relating to the Company to any Person, nor shall any Stockholder make use of any such purpose or for the benefit of any Person except the Buyers, the Company or any Affiliate thereof; PROVIDED THAT each Stockholder may disclose such information to its and its Affiliates' officers, directors, employees, agents and attorneys provided such Persons agree to comply with this Section 8.13. The Stockholders hereby acknowledge that the Buyers, the Company and their respective Affiliates would be irreparably damaged if such confidential knowledge were disclosed to or utilized on behalf of others in competition in any respect with the Company. Notwithstanding anything to the contrary contained herein, no party hereto shall be required to maintain the confidentiality of any information that:

                            (i)  is now, or hereafter becomes, through no act
or failure to act on the part of such party that constitutes a breach of this
Section 8.13, generally known or available to the public;

                            (ii) is hereafter furnished to such party by a
third party, who, to the knowledge of such party, is not under any obligation of confidentiality to the Buyers or the Company, without restriction on disclosure;

                            (iii)     is disclosed with the written approval
of the Company's Board of Directors or in connection with such Stockholder performing any duties on behalf of the Company in good faith and in a manner believed to be in the best interests of the Company;

                            (iv) is required to be disclosed by law, court
order, or similar compulsion; PROVIDED, HOWEVER, that, such disclosure shall be limited to the extent so required or compelled; and PROVIDED FURTHER, HOWEVER, that the party required to disclose such confidential information shall give the Company notice of such disclosure and cooperate with such other parties in seeking suitable protections; or

                            (v)  is required or is reasonably necessary to
be provided pursuant to or in connection with any legal proceeding involving the parties hereto.

                    (b) Each of the Buyers shall be subject to the terms of the Confidentiality Agreement as if such Buyers were signatories thereto.

               8.14 OTHER ACTIONS PRIOR TO CLOSING.

                    (a) Prior to Closing, the parties shall, in good faith, use their respective best efforts to complete the following transactions:

                            (i)  adopt an amendment to the Company's articles
of incorporation to create the Preferred Stock summarized on Exhibit B hereto;

                            (ii) approve all potential "parachute payments" in
a manner intended to satisfy the requirements of Section 280G(b)(5) of the Code; and

                            (iii)     negotiate the full terms and conditions
and enter into all of the Ancillary Documents summarized on Exhibit B hereto.

                    (b) At the option of the Company, the Company may reincorporate in the State of Delaware prior to the Closing Date with the consent of the Buyers (which consent will not be unreasonably withheld if such reincorporation does not adversely affect the ability of the Company to use recapitalization accounting or result in taxable income or gains to the Company).

                                      ARTICLE IX

                              CONDITIONS TO THE CLOSING

               9.1  CONDITIONS TO THE PURCHASE.

                    (a) CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to issue and sell the Purchased Stock to Buyers on the Closing Date and to consummate the transactions contemplated by the Purchase are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company in accordance with Section 11.6:

                            (i)  REPRESENTATIONS, WARRANTIES AND COVENANTS.
Each of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyers shall have performed in all material respects agreements and covenants required hereby to be performed by it on or prior to the Closing Date.

                            (ii) NO LITIGATION.  No action, suit, litigation,
investigation or other proceeding shall have been instituted by any Governmental Authority or any other

Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby.

                            (iii)     CLOSING DELIVERIES.  The Company shall
have received, at or prior to the Closing, the following:

                                 (A)  confirmation that the Company has
received the consideration for the Purchased Stock being acquired by the Buyers by wire transfer to the account designated by it as provided in
Section 2.2;

                                 (B)  a cross-receipt with respect to the
purchase and sale of the Purchased Stock being acquired by the Buyers; and

                                 (C)  a certificate from the President or a
Vice President or partner of each Buyer certifying (1) as to the continuing truth and accuracy as of the Closing Date (in all material respects) of the representations and warranties of such Buyer contained herein, (2) that such Buyer has performed and complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, (3) that no action, suit, litigation, investigation or other proceeding shall have been instituted by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by the Purchase and (4) as to such other matters as the Company may reasonably request.

                            (iv) SATISFACTION OF REDEMPTION CONDITIONS.  The
Recapitalization shall have been consummated. All conditions to Stockholders' obligations to the consummation of the Redemption set forth in
Section 9.2(b) shall have been satisfied or waived.

                            (v)  HSR ACT.  The applicable waiting period,
including any extension thereof, under the HSR Act shall have expired.

                            (vi) ANCILLARY DOCUMENTS.  The Ancillary Documents
shall have been entered into by the parties thereto on terms and in forms reasonably satisfactory to the Company.

                    (b) CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of each Buyer to purchase the Purchased Stock on the Closing Date and to consummate the transactions contemplated by the Purchase are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by such Buyer in accordance with Section 11.6:

                            (i)  REPRESENTATIONS, WARRANTIES AND COVENANTS.
All representations and warranties of the Company or the Stockholders to Buyers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date, and the Company and each Stockholder shall have performed all agreements and covenants with Buyer required hereby to be performed by it pursuant to this Agreement prior to or at the Closing Date. The phrase "all material respects" shall mean for this Section that any untruth or inaccuracy of the Company's representations or warranties in Sections 4.5, 4.6, 4.7, 4.8, and 4.11-4.26 must be considered in relation to the Company's business, operations, assets, Liabilities, results of operation and financial condition, taken as a whole.

                            (ii) NO LITIGATION.  No action, suit, litigation
investigation or other proceeding shall have been instituted by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, (ii) prohibit any Buyer's ownership of the Purchased Stock, materially affect the right of any Buyer to exercise its rights as a stockholder of the Company, or compel any Buyer or the Company to dispose or hold separate all or a material portion of the business or assets of any Buyer or the Company as a result of the consummation of the transactions contemplated hereby or (iii) render any party unable to consummate the transactions contemplated hereby.

                            (iii)     CLOSING DELIVERIES.  Each Buyer shall
have received at or prior to the Closing, the following:

                                 (A)  a certificate of the Secretary of the
Company, dated as of the Closing Date, attesting to the incumbency of its officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the certificate of incorporation and by-laws attached thereto.

                                 (B)  certificates representing the Purchased
Stock acquired by such Buyer;

                                 (C)  the cross-receipt referred to in
Section 9.1(a)(iii)(B);

                                 (D)  a certificate from the President or a
Vice President of the Company certifying (1) as to the continuing truth and accuracy as of the Closing Date (in all material respects) of the representations and warranties of the Company to Buyers, (2) that the Company has performed and complied with all covenants and agreements with Buyers and satisfied all conditions on its part with respect to the Purchase to be complied with or satisfied on prior to such Closing Date, (3) that no action, suit, litigation, investigation or other proceeding shall have been instituted by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by the Purchase, (4) as to the amount of Funded Indebtedness, Transaction Expenses and Cash-On-Hand, and (5) as to such other matters as any Buyers may reasonably request; and

                                 (E)  a certificate from each Stockholder
certifying (1) as to the continuing truth and accuracy as of the Closing Date (in all material respects) of the representations and warranties of such Stockholder to the Company and the Buyers, (2) that such Stockholder has performed and complied with all covenants and agreements undertaken by such Stockholder herein, (3) that no action, suit, litigation, investigation or other proceeding shall have been instituted or by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by the Purchase and
(4) as to such other matters as Buyers may reasonably request.

                            (iv) CORPORATE DOCUMENTS.  Each Buyer shall have
received from the Company (i) its articles of incorporation certified by the Secretary of State of the State of California as of a recent date and (ii) a certificate, dated as of a recent date, from the Secretary of State of the State of California and of each other relevant state, evidencing the good standing of the Company in the State of California and each other state where the Company has represented, pursuant to Schedule 4.1, that the ownership of its property or the conduct of its business requires it to qualify to do business.

                            (v)  SATISFACTION OF REDEMPTION CONDITIONS.  The
Recapitalization shall have been consummated. All conditions to the consummation of the Redemption set forth in Section 9.2 shall have been satisfied and the Redemption shall have been consummated upon the terms and subject to the conditions set forth herein.

                            (vi) HSR ACT.  The applicable waiting period,
including any extension thereof, under the HSR Act shall have expired.


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

                            (vii)     OPINION OF THE COMPANY'S COUNSEL.  The
Buyers shall have received an opinion dated the Closing Date of Buchalter, Nemer, Fields & Younger, a Professional Corporation, counsel to the Company, addressing the matters set forth in Section 4.3 hereof and in form and substance reasonably satisfactory to the Buyers and their counsel.

                            (viii)    CONSENTS AND APPROVALS.  The Buyers
shall have received duly executed copies of all consents and approvals, in form and substance satisfactory to the Buyers and their counsel, that are (A) required of the Company or the Stockholders for consummation of the transactions contemplated hereby, (B) required in order to prevent a breach of or a default under or a termination or other material modification of any Lease or any Contract set forth in the Schedule 4.9 or (C) required in order to terminate certain agreements between the Company and certain Affiliates thereof pursuant to Section 8.11. All filings or registrations with, any Governmental Authorities which are required for or in connection with the execution and delivery by the Company and the Stockholders of this Agreement and the consummation by the Company and the Stockholders of the transactions hereby shall have been made.

                            (ix) PAYMENT OF CERTAIN INDEBTEDNESS.  The
Company shall repay all Funded Indebtedness outstanding immediately prior to the Closing (the documents creating, assuming, guaranteeing, or securing such Funded Indebtedness being the "Debt Instruments"), and each lender thereunder shall (A) cancel, terminate, extinguish and deliver to the Company all Debt Instruments and shall release all guarantees and Encumbrances in connection with the Debt Instruments (and shall, if required, reconvey all Assets that are the subject of any such Encumbrances) and (B) deliver to the Company an acknowledgment of payment and release and other evidence satisfactory to the Buyers of such termination, cancellation and extinguishment of all Debt Instruments, guarantees thereof and related Encumbrances.

                            (x)  AMENDMENTS TO BY-LAWS.  The by-laws of the
Company shall have been amended on terms reasonably satisfactory to the Buyers and their counsel to, among other things, eliminate the prohibition on the ownership of capital stock of the Company by Persons other than an employee trust maintained by the Company or employees of the Company.

                            (xi) ANCILLARY DOCUMENTS.  The Ancillary
Documents shall have been entered into by the parties thereto on terms and in forms reasonably satisfactory to each Buyer.

               9.2  CONDITIONS TO THE REDEMPTION.

                    (a) CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to redeem the Redeemed Stock from Stockholders on the Closing Date and to consummate the transactions contemplated by the Redemption are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company in accordance with Section 11.6:

                            (i)  REPRESENTATIONS, WARRANTIES AND COVENANTS.
Each of the representations and warranties of Stockholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Stockholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

                            (ii) NO LITIGATION.  No action, suit, litigation,
investigation or other proceeding shall have been instituted by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby.

                            (iii)     CONSUMMATION OF PURCHASE.  The Purchase
shall have been consummated upon the terms and subject to the conditions set forth herein.

                            (iv) HSR ACT.  The applicable waiting period,
including any extension thereof, under the HSR Act shall have expired.

                            (v)  ANCILLARY DOCUMENTS.  The Ancillary
Documents shall have been entered into by the parties thereto on terms and in forms reasonably satisfactory to the Company.

                    (b) CONDITIONS TO STOCKHOLDERS' OBLIGATIONS. The obligations of Stockholders to transfer the Redeemed Stock to the Company on the Closing Date and to consummate the transactions contemplated by the Redemption are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by Stockholders in accordance with Section 11.6:

                            (i)  NO LITIGATION.  No action, suit, litigation,
investigation or other proceeding shall have been instituted or by any Governmental Authority or any other Person for the purpose of preventing, or that questions the validity or legality of, the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby.

                            (ii) CLOSING DELIVERIES.  Stockholders shall have
received, at or prior to the Closing, confirmation that each Stockholder has received his portion of the consideration payable to him pursuant to Section
2.3 hereof.

                            (iii)     CONSUMMATION OF PURCHASE.  The Purchase
shall have been consummated upon the terms and subject to the conditions set forth herein.

                            (iv) HSR ACT.  The applicable waiting period,
including any extension thereof, under the HSR Act shall have expired.

                            (v)  ANCILLARY DOCUMENTS.  The Ancillary
Documents shall have been entered into by the parties hereto on terms and in forms reasonably satisfactory to the Stockholders.

                                      ARTICLE X

                         INDEMNIFICATION AND RELATED MATTERS

               10.1 SURVIVAL OF REPRESENTATIONS, ETC.. The representations and warranties of Stockholders, the Company and the Buyers contained in this Agreement or any Schedule, certificate or other document delivered pursuant to this Agreement ("Representations and Warranties") shall survive the Closing until the first anniversary of the actual date of Closing; PROVIDED, HOWEVER, that the Representations and Warranties contained in Sections 4.18 and 4.22 shall survive until the expiration of the applicable statutes of limitations for which any Third Party Claims may be asserted and PROVIDED FURTHER, that the Representations and Warranties contained in Sections 4.3, 4.15, 4.18(f), 5.5,
7.2 and 7.5 shall survive the Closing indefinitely. The covenants and agreements of the parties contained herein shall survive the Closing Date until performed in accordance with their respective terms; provided that the covenants contained in Sections 10.2, 10.3 and 10.4 shall survive until the expiration of all of the provisions to which such indemnities relate.


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

               10.2 INDEMNIFICATION.

                    (a)     INDEMNIFICATION RELATED TO THE PURCHASE.

                            (i)  BY STOCKHOLDERS.

                                 (A)  From and after the Closing Date, each
Stockholder shall severally (as and to the extent set forth in Section 10.2(a)(i)(B)), but not jointly, indemnify and hold Buyers and the Company harmless from all Losses, incurred by Buyers or the Company arising out of or related to (1) any untruth or inaccuracy of any Representation or Warranty of or by the Company to Buyers, (2) any breach of any covenant or agreement made by the Company or Stockholders with Buyers in this Agreement to be performed at or prior to Closing and (3) any Taxes payable by the Company with respect to, or attributable to, any and all periods ending, on or prior to the Closing Date and based upon or measured with respect to, income; the amount by which Cash-On-Hand at Closing is less than zero; and the amount of Funded Indebtedness of the Company which was not repaid in full as contemplated in
Section 9.1(b)(ix) hereof; PROVIDED, HOWEVER, that no Stockholder shall have any obligation to so indemnify Buyer or the Company with respect to any untruth or inaccuracy of any such Representation or Warranty pursuant to
Section 10.2(a)(i)(A)(1) (other than those specified in the second proviso of Section 10.1) or any breach of any such covenant or agreement pursuant to
Section 10.2(a)(i)(A)(2) unless and until (and only to the extent that) the aggregate amount of all Losses arising out of or related to such untruths, inaccuracies or breaches incurred by Buyers and the Company exceed $2.5 million; PROVIDED, FURTHER, that any Losses from the untruth or inaccuracy of the Representations or Warranties specified in the second proviso of Section
10.1 hereof or covered by Section 10.2(a)(i)(A)(3) shall not be subject to this limitation nor included in calculating this limitation.

                                 (B)  Upon the determination (in accordance
with Section 10.3(e)) of an Indemnification Claim (as defined in Section 10.3(a)) each Stockholder shall be liable to Buyers or the Company, as the case may be, for only such Stockholder's Pro Rata Portion (as defined below) of such Indemnification Claim (provided that the Trust shall be solely responsible for 100% of the indemnity for the specified Taxes in Section 10.2(a)(i)(A)(3) above or Losses arising from any untruth or inaccuracy of the representations and warranties in Section 4.18(f) hereof). Each Stockholder's "Pro Rata Portion" shall be determined by multiplying (1) the quotient of (a) the number of shares of Common Stock plus shares issuable upon exercise of stock options held by such Stockholder as determined by reference to Schedule 4.3 divided by (b) 2,214,074 by (2) the amount of the Indemnification Claim as so determined; PROVIDED, HOWEVER, that the maximum liability of each Stockholder under this Section 10.2(a)(i)(B) shall not exceed the lesser of (x) his or her Pro Rata Portion of all such Indemnification Claims payable under this Section 10.2(a)(i), and (y) $5 million multiplied by such Stockholder's Pro Rata Portion; PROVIDED, FURTHER, that any Losses from the untruth or inaccuracy of the Representations or Warranties specified in the second proviso of Section 10.1 hereof or covered by Section 10.2(a)(i)(A)(3) shall not be subject to this limitation nor included in calculating this limitation.

                            (ii) BY BUYERS.

                                 (A)  From and after the Closing Date, each
Buyer shall severally (but not jointly) indemnify and hold the Company harmless from all Losses arising out of or related to (1) any untruth or inaccuracy of any Representation or Warranty of or by such Buyer set forth in
Article V, or (2) any breach of any covenant or agreement made by such Buyer in this Agreement; provided, however, that each Buyer shall not have any obligation to indemnify pursuant to this paragraph with respect to any untruth or inaccuracy of any such Representation or Warranty (other than those specified in the second proviso of Section 10.1) or any breach of any such covenant or agreement to be performed by such Buyer prior to the Closing unless and until (and only to the extent that) the aggregate amount of Losses arising out of or relating to such untruths, inaccuracies of breaches incurred by the Company exceeds $2.5 million.

                                 (B)  Upon the determination (in accordance
with Section 10.3(e)) of an Indemnification Claim (as defined in Section 10.3(a)) resulting from the untruth or inaccuracy of any such Representation or Warranty by such Buyer (other than those specified in the second proviso of Section 10.1), or any breach of any such covenant or agreement to be performed by such Buyer prior to the Closing, then such Buyers' maximum liability hereunder shall not exceed the product of $5 million multiplied by a fraction, the numerator being the number of shares of Purchased Stock to be acquired by such Buyer and the denominator being the total number of Purchased Shares being acquired by all Buyers; provided, however, that any Losses from the untruth or inaccuracy of the Representations or Warranties specified in the second proviso of Section 10.1 hereof shall not be subject to this limitation nor included in calculating this limitation.

                    (b)     INDEMNIFICATION RELATED TO THE REDEMPTION.

                            (i)  BY STOCKHOLDERS.

                                 (A)  From and after the Closing Date, each
Stockholder shall severally (but not jointly) indemnify and hold the Company harmless from all Losses arising out of or related to (A) any untruth or inaccuracy of any Representation or Warranty of or by such Stockholder to the Company and the Buyers set forth in Article VII and (B) any breach of any covenant or agreement made by such Stockholder with the Company or the Buyers in this Agreement; provided, however, that each Stockholder shall not have any obligation to indemnify pursuant to this paragraph with respect to any untruth or inaccuracy of any such Representation or Warranty (other than those specified in the second proviso of Section 10.1) or any breach of any such covenant or agreement to be performed by such Stockholder prior to the Closing unless and until (and only to the extent that) the aggregate amount of Losses arising out of or relating to such untruths, inaccuracies of breaches incurred by the Company exceeds $2.5 million.

                                 (B)  Upon the determination (in accordance
with Section 10.3(e)) of an Indemnification Claim (as defined in Section 10.3(a)) resulting from the untruth or inaccuracy of any such Representation or Warranty by such Stockholder (other than those specified in the second proviso of Section 10.1), or any breach of any such covenant or agreement to be performed by such Stockholder prior to the Closing, then such Stockholders' maximum liability hereunder shall not exceed the product of $5 million multiplied by such Stockholder's Pro Rata Portion; provided, however, that any Losses from the untruth or inaccuracy of the Representations or Warranties specified in the second proviso of Section 10.1 hereof shall not be subject to this limitation nor included in calculating this limitation.

                            (ii) BY THE COMPANY.  From and after the Closing
Date, the Company shall indemnify and hold each Stockholder harmless from all Losses arising out of or related to (A) any failure of the Company duly to perform or observe any covenant or agreement made by the Company with Stockholders in this Agreement to be performed after the Closing Date and (B) any liabilities set forth on the Interim Balance Sheet and any Liability incurred by the Company after the Closing Date unless such Liability arose from or in connection with the untruth or inaccuracy of any Representation or Warranty of the Company or such Stockholder, the breach of any pre-closing covenant of the Company contained herein, the breach of any covenant of such Stockholder contained herein or any improper action or inaction by such Stockholder after the Closing Date.

               10.3 PROCEDURES.

                    (a) Each party claiming a right to indemnification hereunder from the other party shall observe the procedures set forth below in this Section 10.3. The indemnified party shall give prompt written notice to the indemnifying party of any state of facts giving rise to a claim for indemnification under this agreement (an "Indemnification Claim"), stating in reasonable detail the nature and basis of the claims and the amount thereof, to the extent known. No failure to give such notice shall affect the right to indemnification hereunder except to the extent that such failure prejudiced the indemnified party's ability to successfully defend the matter giving rise to the Indemnification Claim.

                    (b) In case any Indemnification Claim involves an action, suit or proceeding by a third party (a "Third Party Claim"), the indemnifying party may assume the defense of such Indemnification Claim (including all proceedings on appeal or for review that counsel for the indemnified party shall deem appropriate), provided that counsel selected by the indemnifying party shall be reasonably satisfactory to the indemnified party; PROVIDED, HOWEVER, that the indemnifying party shall not have the right to assume the defense of any Third-Party Claim, if (i) the indemnifying party contests his obligation to fully indemnify the indemnified party with respect to such Third-Party Claim, (ii) the indemnified


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

party shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the indemnifying party, and, in the reasonable opinion of the indemnified party, counsel for the indemnifying party could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the indemnifying party, (iii) such action or Proceeding is reasonably likely to have an effect on any material matter beyond the scope of the indemnification obligation of the indemnifying party or (iv) the indemnifying party shall not have assumed the defense of the Third-Party Claim in a timely fashion. If the indemnified party assumes the defense of any Indemnification Claim in compliance with the preceding sentence, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of that counsel shall be at the indemnified party's own expense.

                    (c) The indemnified party shall be kept reasonably informed by the indemnifying party of the action, suit or proceeding at all stages thereof, whether or not the indemnified party is represented by counsel. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to those proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of all of those actions, suits or proceedings.

                    (d) The indemnifying party shall make no settlement of, or consent to the entry of a final judgment with respect to, any Third Party Claim it has undertaken to defend without the indemnified party's consent (which consent shall not be unreasonably withheld or delayed) unless such settlement or judgment contains an unconditional release of the indemnified party with respect to the subject matter thereof. No indemnified party shall consent to the entry of any judgment or enter into any settlement of any Third Party Claim the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party (which consent will not be unreasonably withheld or delayed).

                    (e) An Indemnification Claim (other than a Third Party Claim) shall be "determined" and payable under Section 10.2 when (i) there is mutual agreement between the indemnified party and the indemnifying party as to the indemnifying party's liability for such Indemnification Claim and the amount of such liability or (ii) a final judgment (not subject to further appeal or review) is rendered by a court of competent jurisdiction (and such judgment is not stayed for a period of 60 days) with respect to the indemnifying party's liability for the Indemnification Claim and the amount of such liability. A Third Party Claim shall be "determined" for purposes of Section 10.2 pursuant to
Section 10.3(b). The indemnifying party shall also be responsible for all Losses arising as a result of the Indemnification Claim being paid after the time it was first asserted.

                    (f) After the Closing Date, an indemnified party shall not be entitled to indemnification hereunder for any untruth or inaccuracy of any Representation or

Warranty or any breach of any covenant or agreement made in this Agreement if such untruth, inaccuracy or breach was made known to such party by appearing either on the Disclosure Schedule or in any certificate delivered to such party at or prior to the Closing pursuant to this Agreement. An indemnified party shall be deemed to have waived all claims for indemnification hereunder with respect to such a breach if such indemnified party consummated the transactions contemplated hereby.

                    (g) In computing the amount to be paid by the indemnifying party under its indemnity obligations, there shall be deducted an amount equal to (i) the tax benefits actually received by the indemnified party taking into account the income tax treatment of the receipts of these payments, and (ii) any insurance proceeds received under any insurance policy which provides coverage for the liability to which such amount relates.

               10.4 EXCLUSIVE RIGHTS AND REMEDIES. From and after the Closing Date, the rights and remedies provided in this Article X shall be the exclusive rights and remedies, contractual or otherwise, of the indemnified persons with respect to untruths or inaccuracies of the Representations and Warranties and breaches of the covenants and agreements contained in this Agreement; PROVIDED, HOWEVER, that nothing in this Section 10.4 shall be construed to limit in any way the rights and benefits of, or the remedies available to, any party to this Agreement under or in respect of any other instrument or agreement to which such Person may be a party or for actual and knowing fraud.

               10.5 NO CONTRIBUTION FROM COMPANY. The obligations of the Stockholders to indemnify pursuant to Section 10 are primary obligations of the Stockholders, subject to the limitations set forth herein. Each Stockholder hereby waives any rights to seek or obtain indemnification or contribution from the Company for Losses payable by such Stockholder pursuant to Section 10 as a result of any breach by the Company of any representation, warranty or covenant.

               10.6 GUARANTY. Without limiting any obligation or liability of the Trust hereunder, in order to induce Buyers to enter into this Agreement upon the terms and conditions set forth herein, and in consideration thereof, Raymond Scherr individually ("Scherr") hereby unconditionally and irrevocably guarantees to each of the Buyers and the Company the prompt and complete performance and payment, in any case when due in accordance with, and subject to, the terms and conditions hereof, of all obligations of the Trust hereunder, including, without limitation, indemnification obligations pursuant to Article 10 (collectively, the "Guaranteed Obligations"). Scherr further agrees that if the Trust shall fail to perform or pay, in any case when due in accordance with, and subject to, the terms and conditions hereof, any of the Guaranteed Obligations, Scherr will promptly perform the same for, or pay the same to, as applicable, the Company or the Buyer to whom such performance or payment is owed, and that in the case of any extension of time of performance or payment of any of the Guaranteed Obligations given by the Company or any Buyer, as the case may be, the same will be promptly performed or paid to the Company such Buyer by Scherr in accordance with the terms of such extension. Subject to the terms and conditions hereof, the guaranty by Scherr hereunder is a guaranty of payment and not merely of collectibility. It is understood and agreed by the parties hereto that this Section 10.6 shall automatically terminate upon payment in full to the Company and/or the Buyers, as the case may be, of the aggregate amount of all Guaranteed Obligations and/or the expiration or termination of any and all rights of the Company and the Buyers to bring any claim for payment against the Trust in respect of the Guaranteed Obligations.

                                      ARTICLE XI

                                    MISCELLANEOUS

               11.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                    (a) by mutual written consent of the Buyers and the Stockholders holding a majority in interest of the Purchased Stock;

                    (b) by the Company in writing, without liability solely as a result of such termination, (i) if any Buyer shall fail to perform in any material respect its agreements, contained herein required to be performed by it on or prior to the Closing Date, which failure is not cured within twenty (20) days after Company has notified such Buyer of its intent to terminate this Agreement pursuant to this Section 11.1(b)(i), or (ii) notwithstanding Section 11.1(b)(i), if any of the conditions set forth in Section 9.1(a), to which the obligations of the Company are subject, have not been fulfilled or waived on or prior to June 10, 1996, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Company;

                    (c) by Stockholders holding a majority in interest of the Redeemed Stock in writing, without liability solely as a result of such termination, (i) if any Buyer shall fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, which failure is not cured within twenty (20) days after such Stockholders have notified such Buyer of their intent to terminate this Agreement pursuant to this Section 11.1(c)(i), or (ii) notwithstanding Section 11.1(c)(i) if any of the conditions set forth in Section 9.2(b), to which the obligations of the Stockholders are subject, have not been fulfilled or waived on or prior to June 10, 1996, unless such fulfillment has been frustrated or make impossible by any act or failure to act of such Stockholders holding a majority in interest of the Purchase Stock; or

                    (d) by the Buyers in writing, without liability solely as a result of such termination, (i) if the Company or the Stockholders (as applicable) shall fail to perform in any material respect their respective agreements contained herein required to be performed by any of them on or prior to the Closing Date, which failure is not cured within twenty (20) days after the Buyers have notified the Company or the Stockholders (as applicable) of its intent to terminate this Agreement pursuant to this Section 11.1(d)(i), or


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

(ii) notwithstanding Section 11(d)(i) if any of the conditions set forth in
Section 9.1(b), to which the obligations of the Buyers are subject, have not been fulfilled or waived on or prior to June 10, 1996, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Buyers.

               11.2 EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the Company, the Buyers and the Stockholders under this Agreement shall terminate without further liability of any party hereto or its Representatives, except for the obligations set forth in Article 10 and Sections 8.13, 11.2, 11.10 and 11.11; provided that no such termination shall relieve Buyer, the Company or Stockholders from liability for actual damages caused by any breach by such Person of this Agreement occurring prior to such termination.

                    (a)  Determination of actual damages pursuant to this
Section 11.2 shall be resolved by final and binding arbitration at the request of either party. Such arbitration shall be conducted by three (3) arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association, as modified herein ("AAA"). The arbitrators shall be selected by mutual agreement of the parties or, failing such agreement, in accordance with the aforesaid AAA rules. At least one (1) of the arbitration panel shall be reasonably familiar with the retail industry; and all will be attorneys with at least 7 years of professional experience. The parties shall bear the costs of the arbitrators equally. Subject to the reasonable discretion of the arbitrators and upon good cause shown, the parties shall have the right of limited prehearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid AAA rules. Thereafter the arbitrators shall promptly render a written award, together with a written opinion setting forth in reasonable detail the grounds for such award. The award shall also provide that the prevailing party shall recover its reasonable attorneys' fees and other costs incurred in the proceedings, in addition to any other relief which may be granted. Judgment may be entered in any court of competent jurisdiction to enforce the arbitral award.

                    (b)  At any time during the procedures specified in this
Section 11.2, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in Section 11.2(a). All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the arbitration proceedings specified in
Section 11.2(a) are pending. The parties will take such action, if any, as is required to effectuate such tolling.

               11.3 ASSIGNMENT. Prior to the Closings, neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or any Stockholder without the prior written consent of Buyers, or by Buyers without the prior written consent of Stockholders who hold a majority in interest of the Redeemed Stock (provided that a Buyer may assign his rights hereunder to any other Buyer or any Affiliate of any Buyer). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns, and no other person shall have any right, benefit or obligation hereunder.

               11.4 NOTICES, TRANSFER OF FUNDS. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telecopied by facsimile transmission (provided that confirmation is received by the sender) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Stockholders:              Marty Albertson
                                 24351 Rolling View Road
                                 Hidden Hills, CA 91302

                                 Dave DiMartino
                                 19641 Hiawatha Street
                                 Chatsworth, CA 91311

                                 Larry Thomas
                                 5521 Fairview Road
                                 Agoura Hills, CA 91301

                                 Bill McGarry
                                 316 South Huntington Avenue
                                 San Dimas, CA 91773

                                 Rod Barger
                                 23247 Canzonet Street
                                 Woodland Hills, CA 91367

                                 Andy Heyneman
                                 22125 Sun Ranch Road
                                 Chatsworth, CA 91311

                                 George Lampos
                                 19552 Superior Street
                                 Northridge, CA 91324

                                 Don Kelsey
                                 23719 Country Fair
                                 Hockley, Texas 77447

With copies to:                  Sidley & Austin
                                 555 West Fifth Street
                                 40th Floor
                                 Los Angeles, CA 90013
                                 Attn:  Moshe Kupietzky, Esq.

If to the Company:               The Guitar Center Management Company, Inc.
                                 5155 Clareton Drive
                                 Agoura Hills, CA 91362
                                 Attn:  Ray Scherr

With copies to:                  Soosman & Associates
                                 5743 Corsa Avenue, Suite 116
                                 Westlake Village, CA  91362
                                 Attn:  Barry F. Soosman, Esq.

                                 Buchalter, Nemer, Fields & Younger
                                 a Professional Corporation
                                 601 S. Figueroa Street, Suite 2400
                                 Los Angeles, CA  90017
                                 Attn:  Mark A. Bonenfant, Esq.

If to Buyers:                    Chase Capital Partners
                                 840 Apollo Street, Suite 223
                                 El Segundo, CA 90245
                                 Attn:  David L. Ferguson, C.A.

                                 Wells Fargo Small Business
                                 Investment Company, Inc.
                                 333 South Grand Avenue
                                 Suite 1200
                                 Los Angeles, CA 90071
                                 Attn:  Steven Burge

                                 Weston Presidio Capital II, Inc.
                                 400 Sansome Street
                                 San Francisco, CA 94111
                                 Attn:  Michael Lazarus

With a copy to:                  O'Sullivan, Graev & Karabell, LLP
                                 30 Rockefeller Plaza, 41st Floor
                                 New York, NY  10112
                                 Attn:  Harvey M. Eisenberg, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

               11.5 CHOICE OF LAW. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of California without reference to its principles of conflicts of law. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at his or her address specified in Section 11.4. Subject to the arbitration provisions of Section 11.2, the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Superior Court of Los Angeles, over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby; and subject to Section 11.2, each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

               11.6 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule) and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to that subject matter. No amendment, supplement or modification of this Agreement shall be binding unless executed in writing by the Company, the Buyers and the Stockholders holding a majority interest in the Redeemed Stock. No waiver shall be binding unless executed in writing by the party whose granting such waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               11.8 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn (and the parties request that a court of competent jurisdiction considering such issue "blue pencil" any such provision to that which is enforceable but comes as close as possible to carrying out the intent of the parties), without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of
Section 8.12 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

               11.9 HEADINGS. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               11.10 EXPENSES. Except as set forth in Section 11.2(a), if the transactions contemplated hereby are not consummated, all costs and expenses (including, without limitation, the fees, costs, disbursements and expenses of attorneys, accountants and advisors and the fees, costs, disbursements and expenses payable pursuant to the Smith Barney Engagement Letter) (i) incurred by Buyers in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by Buyers and (ii) incurred by Stockholders and the Company in connection with the negotiation, preparation, execution and performance of this Agreement shall be the sole obligation and responsibility of, and shall be paid by, the Company. If the transactions contemplated hereby are consummated (i) all costs and expenses (excluding Taxes based upon income) of the Buyers and Option Holders will be paid by the Company, including, without limitation, all stamp taxes, stock and documentary transfer taxes and other similar taxes (other than income or withholding Taxes) arising as a result of the Purchase and/or the Redemption.

               11.11 PUBLICITY. Until the Closing Date, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of each other party, and the parties hereto shall issue a mutually acceptable press release; PROVIDED, HOWEVER, that nothing herein shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law; and PROVIDED, FURTHER, that each such party shall, to the extent reasonably practicable, afford the other parties the opportunity to review and comment on the proposed disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction. After the Closing Date, no party shall issue any press release or make any public statement which discloses the amount of the transaction.

               11.12 KNOWLEDGE.  As used in this Agreement, the phrase
"to the Company's knowledge" shall refer to all facts of which Ray Scherr, Larry Thomas and Marty Albertson shall have actual knowledge without conducting any inquiry or investigation of any kind, nature, or description, expressly excluding any constructive knowledge of such Person and any knowledge which is or could be imputed to him.

               11.13 PARTIES IN INTEREST. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

               11.14 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

               11.15 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duty executed on their respective behalf by their respective officers hereunto duly authorized, as of the day and year first above written.

BUYERS:                               COMPANY:

CHASE VENTURE CAPITAL                 GUITAR CENTER MANAGEMENT
ASSOCIATES, L.P.                      COMPANY, INC.


By:  Chase Capital Partners           By: /s/ RAYMOND SCHERR
     Its General Partner                 -------------------------------------
                                      Name: Raymond Scherr
                                           -----------------------------------
                                            Title: Chairman of the Board
                                                  ----------------------------

By: /s/  DAVID L. FERGUSON
   -------------------------------
        A General Partner



WESTON PRESIDIO CAPITAL II, L.P.

By:  Weston Presidio Capital
     Management II, L.P.,
     Its General Partner

By: /s/  MICHAEL P. LAZARUS
   -------------------------------
        Michael P. Lazarus,
         General Partner



WELLS FARGO SMALL BUSINESS
INVESTMENT COMPANY, INC.

/s/  STEVEN BURGE
- ----------------------------------
By:  Steven Burge
     Managing Director

STOCKHOLDERS:




RAY SCHERR LIVING TRUST

/s/ RAY SCHERR                        /s/  RICH PIDANICK
- -----------------------------------    ----------------------------------------
By:  Ray Scherr, Trustee               Rich Pidanick

/s/ LARRY THOMAS                       /s/ DON KELSEY
- -----------------------------------    ----------------------------------------
Larry Thomas                           Don Kelsey

/s/ MARTY ALBERTSON                    /s/ GEORGE LAMPOS
- -----------------------------------    ----------------------------------------
Marty Albertson                        George Lampos

/s/ DAVE DIMARTINO                     /s/ BILL MCGARRY
- -----------------------------------    ----------------------------------------
Dave DiMartino                         Bill McGarry

/s/ ROD BARGER                         /s/ ANDY HEYNEMAN
- -----------------------------------    ----------------------------------------
Rod Barger                             Andy Heyneman


The undersigned, by executing this Agreement, agrees to be bound by Sections 8.11-8.14 and 10.6 herein.

/s/ RAY SCHERR
- -----------------------------------
Ray Scherr, individually

                                     SCHEDULE 1.1

                         DELETIONS FROM THE BALANCE SHEET IN
                             ORDINARY COURSE OF BUSINESS

1. S Corp earnings in the amount of $13,200,000 were distributed to the sole stockholder of the Company.

2. Store No. 332 (No. Chicago, Illinois) and Store No. 441 (Arlington, Texas) were transferred out of the Company, aggregate value $1,755,000.00

                                     SCHEDULE 2.1


BUYERS

                                                                               TOTAL VALUE OF
                                             COMMON           PREFERRED       RECAPITALIZATION
                                             SHARES             SHARES           SECURITIES
- ---------------------------------------------------------------------------------------------------
Chase Venture Capital Associates, L.P.        5,250             519,750          $52,500,000
- ---------------------------------------------------------------------------------------------------
Weston Presidio Capital II, L.P.                750              74,250            7,500,000
- ---------------------------------------------------------------------------------------------------
Wells Fargo Small Business Investment
 Company, Inc.                                1,000              99,000           10,000,000
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
Total                                         7,000             693,000          $70,000,000
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

SCHERR TRUST

                                                                               TOTAL VALUE OF
                                             COMMON           PREFERRED       RECAPITALIZATION
NAME                                         SHARES             SHARES           SECURITIES
- ---------------------------------------------------------------------------------------------------
Raymond Scherr Living Trust                   2,000           198,000.00          $20,000,000
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------


OPTION HOLDERS

                                                                               TOTAL VALUE OF
                                             COMMON           PREFERRED       RECAPITALIZATION
NAME                                         SHARES             SHARES           SECURITIES
- ---------------------------------------------------------------------------------------------------
Larry Thomas                                1,910.83         189,171.92          $19,108,275
- ---------------------------------------------------------------------------------------------------
Marty Albertson                             1,273.88         126,114.41           12,738,829
- ---------------------------------------------------------------------------------------------------
Dave DiMartino                                955.42          94,586.27            9,554,168
- ---------------------------------------------------------------------------------------------------
Rod Barger                                    168.90          16,721.45            1,689,036
- ---------------------------------------------------------------------------------------------------
Rich Pidanick                                 168.90          16,721.45            1,689,036
- ---------------------------------------------------------------------------------------------------
Don Kelsey                                     61.42           6,080.53              614,195
- ---------------------------------------------------------------------------------------------------
George Lampos                                  92.13           9,120.79              921,292
- ---------------------------------------------------------------------------------------------------
Bill McGarry                                  245.68          24,322.11            2,456,779
- ---------------------------------------------------------------------------------------------------
Andy Heyneman                                 122.84          12,161.06            1,228,390
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
Total                                       5,000.00         495,000.00          $50,000,000
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

                                     SCHEDULE 4.1

JURISDICTION QUALIFIED TO DO BUSINESS AS A FOREIGN CORPORATION:

  1.   Colorado

  2.   Florida

  3.   Illinois

  4.   Massachusetts

  5.   Minnesota

  6.   Texas

  7.   Michigan

OTHER BUSINESS:  None.

OTHER NAMES:  None.

                                     SCHEDULE 4.3

                           EXISTING STOCKHOLDER AGREEMENTS

See Schedule 7.2.

                                     SCHEDULE 4.5

                              CERTAIN CHANGES OR EVENTS

Since the Interim Balance Sheet Date:

  1. The Company drew on its revolving line of credit in the amount of approximately $30,785,000; and

  2. S Corp earnings in the amount of $13,200,000 were distributed to the sole stockholder of the Company.

  3. Store No. 332 (No. Chicago, Illinois) and Store No. 441 (Arlington, Texas) were transferred out of the Company, aggregate value $1,755,000.00

                                   SCHEDULE 4.6(C)

                                      SUBLEASES


1. Sublease between Guitar Management Company, Inc. (the "Owner") and Roger Griffin and Brett Allen individually and collectively as partners of R&B Instrument Services (the "Tenant"): 7425 Sunset Boulevard, Hollywood, California 90046.

                                     SCHEDULE 4.8

                                      CONTRACTS


                                     - Addendum -

5. The Guitar Center Management Company, Inc. Amended and Restated 1987 Stock Option Plan.

6. For certain Funded Indebtedness obligations, see Schedule 4.25 - Banking Relationships.

                                    SCHEDULE 4.10

                    GOVERNMENTAL CONSENTS AND APPROVALS (COMPANY)

None.

                                    SCHEDULE 4.16

                                  PROPRIETARY RIGHTS

1. Service Mark, Registration No. 1,290,481. Registered August 14, 1984 - "Guitar Center" (Logo).

2. Service Mark, Registration No. 1,576,899. Registered January 9, 1990 - "Rock Walk".

                                    SCHEDULE 4.21

                                    PRIOR PROPERTY

The property located at 2215 West 95th Street, Chicago, Illinois. This property was used in connection with the Business.

                                    SCHEDULE 4.23

                                    LABOR MATTERS

None.

                                     SCHEDULE 5.4

                     GOVERNMENTAL CONSENTS AND APPROVALS (BUYERS)

None.

                                     SCHEDULE 7.2

                               OWNERSHIP OF SECURITIES

1.   The Raymond Scherr Living Trust - 1,400,000 shares of Common Stock.

2.   List of all option holders is attached.

                                     SCHEDULE 7.3

                  GOVERNMENTAL CONSENTS AND APPROVALS (STOCKHOLDERS)

None.

                                      Exhibit B

                            SUMMARY OF ANCILLARY DOCUMENTS

A.   TERMS OF THE PREFERRED STOCK

     1.   Non-voting

     2. Liquidation Preference = $138,600,000 ($100/share) + accumulated but unpaid dividends

     3.   8% dividend cumulative, compounding quarterly

     4.   Redeemable at Company's option at any time at Liquidation
          Preference

     5.   Mandatory redeemable as follows:

          a.  25% if IPO results in a market cap of $500,000,000 or more

          b.  50% if IPO results in a market cap of $750,000,000

          c.  100% if IPO results in a market cap of $1 Billion or more

     6.   Customary protective covenants


B.   TERMS OF RESTRICTED STOCK AGREEMENT

     1. Prior to completion of the deal, all optionholders will settle a percentage of the outstanding options through issuance of $49,500,000 Liquidation Preference of Preferred Stock, subject to the following restrictions:

          a. No transfer of the shares to any person (other than estate planning transfers) until restrictions lapse.

          b. In the event during the restriction period, the employee is terminated for "cause" (per employment agreement) or quits voluntarily without justification AND competes with the Company, the stock is forfeited.

          c. Restricted Period is five (5) years, completion of IPO, or sale of Company, whichever first occurs. Restrictions also lapse upon death or termination of employment by Company WITHOUT cause.

          Upon termination of restrictions, the Company will at its option (i) lend the employee an amount equal to the tax due with respect to lapse of restrictions, or (ii) repurchase sufficient preferred to permit the employee to pay such taxes due, in each case reduced by the amount, if any, of cash realized on a concurrent sale of preferred or common to third parties. The loan will be full recourse, bear interest at the rate paid on the Company's revolving credit facility and will be payable in 5 equal annual installments, subject to prepayment with the net proceeds from the sale of any Company shares being sold or redeemed. The Company will take tax withholding as required. At Company's election, Company can take all Company shares held by such borrower as security.

     2. All other options will be settled for cash immediately subsequent to the redemption, with the exercise price waived, subject to tax withholding as required.

     3. All of Management's legal fees in the transactions shall be paid by Company.

C.   SHAREHOLDER AGREEMENT

     1. There will be no mandatory buy/sell in case of death, permanent disability, retirement at normal retirement age or other termination of employment except as set forth below.

     2. The Company will have a "call" on the common stock of an employee who is terminated by Company for "cause" or who voluntarily terminates without justification. The price is "fair market value," as determined initially by the Board and subject to binding valuation by an independent investment banker (with no minority discount imposed) in case of disagreement by employee.

     3. All holders will enter into a voting agreement providing for election of seven (7) directors: Larry Thomas, Marty Albertson, Ray Scherr, two
(2) nominees of the institutional investors and two (2) independents mutually satisfactory to CCP and Larry Thomas. The investors will also have the right to up to two (2) additional observer seats at all Board meetings.

     4. There will be a Right of First Refusal ("ROFR") on sale of all shares by any party, subject to the following: (i) institutions can transfer to affiliates, (ii) institutions can sell to other institutional investors, (iii) individuals can make estate planning transfers and (iv) members of management may sell shares to other members of management who are or become a party to the Shareholders
Agreement. ROFR is in favor of the Company, and secondarily in favor of all other parties, pro rata. No transfer of shares to competitors.

     5. Management shareholders will give Company a right to purchase COMMON shares, in case that individual desires to sell shares to a third party for cash at a price based on the following formula valuing the entire Company:
(Trailing 12 months EBITDA X 6) - Debt and preferred stock liquidation preferences.

     6. There will be a (i) "drag along" provision that requires minority to sell shares if majority want to sell Company AND (ii) "come along" provision that requires majority to include minority in sale of shares proposed by majority. Majority to be 60%.

     7. Customary preemptive rights and SBIC regulatory cooperation provisions.

     8. This Agreement terminates on qualifying IPO or the sale or merger of the Company.

D.   REGISTRATION RIGHTS AGREEMENT

     1. Each management shareholder, Scherr and each investor will have equivalent registration rights. Demand rights are exercisable only by holders of 60% or more of the outstanding registrable shares. Underwriter cutbacks will be pro rata on a pari passu basis.

     2. All holders will agree to a four (4) month lock up on their shares, on a pari passu basis, in case of IPO.

E.   EMPLOYMENT AGREEMENTS

     1. Larry Thomas and Marty Albertson will each have a five (5) year written employment agreement. Bruce Ross will have a three (3) year written employment agreement.

     2. Compensation, perqs and benefits to be not less favorable then as current.

     3.  Cash Bonus plan per E.3 below.

     4.  Termination for "cause":

              - Limited to fraud against Company, embezzlement, repeated neglect of duties or conviction of a felony, and other causes to be negotiated

     5.  The following items will be deemed a termination without cause:

              -  Material changes in duties and responsibilities

              -  Relocation from Southern California

     6. Upon change in control, Management can elect to terminate employment agreement and give up future compensation.

     7.  Remedy in case of Company breach or termination without cause:

              - 100% vesting of stock options granted and performance targets (No vesting of options if termination is approved by 70% of authorized number of directors).

              -  Payment of full compensation, benefits, perqs to end of term.

              - Payment of bonuses for balance of the term based on last year's bonus.

              -  Non-compete continues so long as compensation is paid.

     8.  Broad indemnification agreement

     9.  Other customary terms.

F.   MANAGEMENT INCENTIVE PLANS

     1.  Stock Option Plan

         This plan will cover an aggregate of 10% of the number of common stock equivalents following completion of the transaction (including lender warrants). Participants will obtain options to purchase common stock at fair market value on date of grant. The options will be ten (10) year options, with 20% annual vesting (similar to a standard option plan). Options are "earned" and will be granted under the plan in accordance with the following formula, but the allocation of earned units will be recommended by Larry Thomas and Marty Albertson and approved by a majority of the Board. Thomas and Albertson are not eligible to participate in this plan.

            DATE               NO. OF SHARES                      CVT
          06/30/96               2% of CSE               $  to be determined
          12/31/96               1% of CSE
          12/31/97               2% of CSE
          12/31/98               2% of CSE
          12/31/99               2% of CSE
          12/31/00               1% of CSE

CVT will be an amount calculated by multiplying trailing 12 months EBITDA by
12.1 and subtracting all debt (net of cash) and preferred stock liquidation preferences. CVT targets to be determined from existing 5 year projections. The number of shares and CVT columns are also cumulative so that any annual shortfall can be made up in a following year.

Upon an IPO, all unawarded options will be rolled into a straight ISO Plan.

     2.  Senior Management Stock Option Plan.

         Larry Thomas and Marty Albertson will each receive options on 2 1/2% of the fully diluted number of CSE at closing (same base as that on which the E.1 plan is based). These provide for vesting 1/3 on the 7th anniversary, 1/3 on the 8th anniversary and 1/3 on the 9th anniversary. This option will be a 10 year option. There will be accelerated vesting upon successful completion of an IPO or a sale of the Company, or other later achievement of, a minimum market cap of a to be negotiated $ number. There are no performance tests for vesting.

     3.  Cash Bonus Program

         A cash bonus program for the senior management group
(including top three (3) officers and others as determined by Larry Thomas and Marty Albertson with the approval of the Board) will provide for annual bonuses ranging from a minimum of 50%, if any, of base compensation, to a maximum of 100% of base compensation, based on a achievement of certain formula goal. The formula will be based on 12 months trailing EBITDA, less actual capital expenditures, and subject to any adjustment for average working capital levels, all as measured against the approved annual plan for these items. The matrix for earning between 50% and 100% will be determined by CCP and Larry Thomas.

G.   RAYMOND SCHERR EMPLOYMENT AGREEMENT TERMS.

     1.  A three (3) year employment agreement;

     2.  Position of Chairman of and operator of Rock Walk;

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     3.  Compensation and expenses of $100,000.00 per year in the aggregate
(including, for example, a separate office, a secretary, telephone, car allowance);

     4. Termination for "cause", which shall be limited to fraud against the Company and embezzlement;

     5. Remedy in case of Company breach or termination without cause will be payment of full compensation and/or expenses;

     6.  Broad indemnification agreement; and

     7. To remain as an employee of the Company until age 63 1/2 for purposes of receiving medical insurance benefits until reaching such age consistent with past practices.


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